Exhibit 4.1

Dated

June 30, 2008

(1)  THE CARPHONE WAREHOUSE GROUP PLC

(2)  CPW RETAIL HOLDINGS LIMITED

(3)  BEST BUY CO., INC.

-and-

(4)  BEST BUY DISTRIBUTIONS LIMITED

SHAREHOLDERS AGREEMENT

relating to the operation of

CPW DISTRIBUTION HOLDINGS
LIMITED (to be renamed Best Buy
International Limited)

CONTENTS

1.	DEFINITIONS AND INTERPRETATION	5

2.	PURPOSE AND CORPORATE DETAILS OF JV CO	19

3.	SHAREHOLDER ASSURANCES	21

4.	PROVISION OF FINANCE	24

5.	MANAGEMENT STRUCTURE	26

6.	JV SHAREHOLDER RESERVED MATTERS	31

7.	SHAREHOLDER MEETINGS	32

8.	INFORMATION	32

9.	DEADLOCK RESOLUTION	34

10.	ANTI-DILUTION	36

11.	TRANSFER OF JV INVESTMENT	36

12.	DIVIDENDS	38

13.	RESTRICTIONS ON SHAREHOLDERS	39

14.	REPRESENTATIONS AND WARRANTIES	43

15.	ANNOUNCEMENTS AND CONFIDENTIALITY	43

16.	TERMINATION	45

17.	TRANSFER ON CHANGE OF CONTROL	46

18.	TRANSFER TERMS	49

19.	STRATEGIC OPTIONS	50

20.	RIGHT OF FIRST REFUSAL	50

21.	INADEQUACY OF DAMAGES	51

22.	TAX	52

23.	ENTIRE AGREEMENT AND SEVERANCE	52

24.	AMENDMENTS	53

25.	NO ASSIGNMENT	53

26.	REMEDIES AND WAIVERS	53

27.	COSTS	54

28.	DURATION	54

29.	TIME OF THE ESSENCE	55

30.	COUNTERPARTS	55

31.	NOTICES	55

32.	CONTRACTS (RIGHTS OF THIRD PARTIES) ACT 1999	57

33.	SHAREHOLDER APPROVAL	57

34.	GOVERNING LAW	57

SCHEDULE 1 PARTICULARS OF JV CO IMMEDIATELY AFTER CLOSING		58

SCHEDULE 2 JV SUBSIDIARIES		59

UK Subsidiaries		59

European Subsidiaries		60

US Subsidiary		62

SCHEDULE 3 RESERVED MATTERS		63

SCHEDULE 4 COMPULSORY TRANSFER		66

SCHEDULE 5 FAIR MARKET VALUE		70

SCHEDULE 6 DEED OF ADHERENCE TO SHAREHOLDERS’ AGREEMENT		74

SCHEDULE 7 EUROPEAN COUNTRIES		75

SCHEDULE 8 TAX		76

1.	PREPARATION OF TAX DOCUMENTS	76

2.	CARRY BACK OF TAX LOSSES OR OTHER PREJUDICIAL ACTION	76

3.	ACCESS TO TAX DOCUMENTS AND RIGHT TO COMMENT	77

4.	NEGOTIATIONS WITH TAX AUTHORITIES	77

5.	TAX COMMITTEE	77

1.	U.S. TAX PROVISIONS	78

Agreed Form

THIS SHAREHOLDERS AGREEMENT is made on June 30, 2008

BETWEEN

(1)           THE CARPHONE WAREHOUSE GROUP PLC a company registered in England and Wales (company number 03253714) whose registered office is at 1 Portal Way, London W3 6RS, United Kingdom (“CPW”);

(2)           CPW RETAIL HOLDINGS LIMITED a company registered in England and Wales (company number 06585729) whose registered office is at 1 Portal Way, London W3 6RS, United Kingdom (“CPW Affiliate”);

(3)           BEST BUY CO., INC. a company with a registered address at 7001 Penn Avenue South Richfield, MN 55423, United States of America (“BBY Hold Co”); and

(4)           BEST BUY DISTRIBUTIONS LIMITED a company registered in England and Wales (company number 06576708) whose registered office is at 100 New Bridge Street, London EC4V 6JA, United Kingdom (“BBY Distributions”).

BACKGROUND

A             BBY Hold Co, BBY Distributions, CPW and CPW Affiliate entered into the SPA, which provides for BBY Distributions to acquire 50% of the issued Ordinary Shares;

B             CPW has agreed to undertake a corporate reorganisation, prior to closing of the SPA, in order to transfer the JV Business to JV Co (and ensure that the Excluded Business does not form part of JV Co);

C             Upon closing of the SPA, JV Co shall be owned as to 50% by BBY Distributions and as to 49% by CPW and 1% by CPW Affiliate in respect of the issued Ordinary Shares;

D             The BBY Mobile Agreement entered into by and between BBY Stores, L.P., and CPW Mobile Limited dated as of 17 August 2007 (as amended) is to be amended and restated as of the date hereof; and

E              In order to give effect to the parties’ agreement on various matters governing, inter alia, their respective interests, direct or otherwise, in JV Co and the management and provision of finance to JV Co, the parties hereto have agreed to enter into this Agreement.

IT IS AGREED as follows:

1.             DEFINITIONS AND INTERPRETATION

1.1           Definitions

In this Agreement the following definitions shall apply:

“Acceptance Notice” shall have the meaning given to it in Clause 20;

“Acceptance Period” shall have the meaning given to it in Clause 20;

“Ancillary Competing Business” means a Competing Business, which is acquired as part of a larger acquisition and which, in terms of revenues, constitutes no more than one-third of such larger acquisition and which causes, or would cause a JV Shareholder to be in breach of Clause 13.1.2;

“Ancillary Competing Business Contribution” shall have the meaning given to it in Clause 13.1.8;

“Appointment Period” has the meaning given to it in paragraph 2.1 of Schedule 5 (Fair Market Value);

“Appointment Reserved Matter” means the Consolidation Reserved Matter in paragraph 1 of Part 1 of Schedule 3 (Reserved Matters);

“Auditors” means Deloitte & Touche LLP unless otherwise determined in accordance with Part 2 of Schedule 3 (Reserved Matters);

“BBY Country” means the United States of America, Canada, Mexico, China and Turkey;

“BBY Director” means a director or employee of a BBY Group Company;

“BBY Group Company” means BBY Hold Co and from time to time any holding company of BBY Hold Co or any subsidiary and/or subsidiary undertaking of BBY Hold Co (including BBY Distributions) or of such holding company, excluding any member of the JV Group;

“BBY Guaranteed Obligations” has the meaning given to it in Clause 3.1 (Guarantee);

“BBY Loan” means the amount borrowed by JV Co from BBY Distributions under the terms of the BBY Loan Agreement as increased or decreased pursuant to the provisions of the SPA;

“BBY Loan Agreement” means the loan agreement in agreed form between BBY Distributions and JV Co in respect of the BBY Loan, to be entered into on Closing;

“BBY Mobile Agreement” means the agreement entered into by and between BBY Stores, L.P., and CPW Mobile dated as of 17 August 2007 (as amended) and to be amended and restated as of the Closing Date.

“BBY Mobile Business” means the marketing and sale of mobile products and accessories, as well as associated services (including, without limitation, airtime from network operators) and such other products, accessories and services as the parties to the BBY Mobile Agreement may agree from time to time within stand-alone stores, stores-within-stores and other distribution channels (including, without limitation, internet and direct sale processes) owned and operated by BBY Co., Inc. or its Affiliates (as such word is defined in the BBY Mobile Agreement) from time to time pursuant to the BBY Mobile Agreement;

“BBY Mobile Competing Business” means any business, enterprise or undertaking which is similar to or in competition with the BBY Mobile Business;

“BBY’s Solicitors” means Freshfields Bruckhaus Deringer LLP of 65 Fleet Street, London EC4Y 1HS;

“BBY Transferee” shall have the meaning given in Clause 3.1;

“Big Box Retailing” means the retail business of selling consumer electrical and electronics goods and services in stores which are primarily devoted to retailing such goods and services with a retail store format of more than 10,000 square feet, including online sales of such goods and services;

“Business Day” means a day (other than a Saturday or Sunday) on which banks are open for the transaction of general business in England;

“Buy Notice” shall have the meaning given in Clause 17.2.1;

“CEO”, “CFO” and “COO” shall have the meanings given to them in Clause 5.3.1;

“Change of Control” means a Competitor (together, if applicable, with Persons

Acting in Concert with such Competitor) acquiring a Controlling Interest in either BBY Hold Co or CPW, as the case may be;

“Closing” means the completion of SPA;

“Closing Date” means the closing date under the SPA;

“COC Completion” means completion of the sale and purchase of Shares in accordance with Clause 17.6;

“COC Party” shall have the meaning given in Clause 17.1;

“Competing Business” means a business, enterprise or undertaking which competes with (a) the JV Business, or (b) the business of Big Box Retailing, but excluding (i)  online sales from one country into another country, and (ii) a BBY Mobile Competing Business;

“Competitor” means a mobile network operator, internet service provider, manufacturer or retailer of consumer electrical or electronics products with a share of that market in the US or the UK exceeding 5%;”Compulsory Sale Amount” has the meaning given to it in paragraph 2.1 of Schedule 4 (Compulsory Transfer);

“Compulsory Transfer Event” means the occurrence of any of the events listed in paragraph 1 of Schedule 4 (Compulsory Transfer);

“Compulsory Transfer Notice” has the meaning given to it in paragraph 2.1 Schedule 4 (Compulsory Transfer);

“Compulsory Transferor” has the meaning given to it in paragraph 1 of Schedule 4 (Compulsory Transfer);

“Condition” means closing of the SPA in accordance with its terms;

“Confidential Information” means any data or information whether oral, written or otherwise recorded, that is non-public, confidential and proprietary in nature, and shall include each of the following as long as they are non-public, confidential and proprietary in nature:

(a)           the negotiations concerning this Agreement;

(b)           the existence, provisions and subject matter of this Agreement;

(c)           any scientific, computer or other technical information, technology, research, design, idea, process, procedure, formula or improvement, or any portion or phase thereof;

(d)           information relating to any current or proposed products, services, methods, businesses or business plans, marketing, pricing, distribution and other business strategies;

(e)           lists of, or any other information relating to, any customers, suppliers, dealers, agents or employees and the relationships therewith;

(f)            any financial information relating to any of the foregoing; and

(g)           any annual capital expenditure plan, any annual operational and financial budget and the proprietary information of suppliers to and customers of the JV Business;

provided that Confidential Information shall not include the concept of bundling together certain products and services for purchase by customers in the ordinary course of business;

“Consolidation Reserved Matters” means those matters listed in Part 1 of Schedule 3 (Reserved Matters);

“Consortium Relief Agreement” means the agreement between CPW, JV Co and BBY Distributions in respect of consortium tax relief to be entered into on the Closing Date, in the agreed form;

“Continuing Party” shall have the meaning given to it in clause 20;

“Contribution” means the European Non-JV Contribution or the Ancillary Competing Business Contribution, as the case may be;

“Controlling Interest” means:

(a)           owning (directly or indirectly) more than 50% of the voting share capital of the relevant company; or

(b)           being able to direct the casting of more than 50% of the votes exercisable at general meetings of the relevant undertaking on all, or substantially all, matters, except that in respect of the definition of “Persons Acting in

Concert” each of the above percentages shall read not less than 100%;

“CPW Director” means a director or employee of any CPW Group Company;

“CPW Group” means CPW and from time to time any holding company of CPW and subsidiaries and/or subsidiary undertakings of CPW (including without limitation CPW Affiliate) or of any such holding company, excluding (from Closing) the JV Group;

“CPW Group Company” means CPW and from time to time any holding company of CPW or any subsidiary and/or subsidiary undertaking of CPW (including without limitation CPW Affiliate) or of such holding company, excluding (from Closing) the JV Group;

“CPW Guaranteed Obligations” has the meaning given to it in Clause 3.6;

“CPW Hold Co RCF” means the revolving credit facility, in an aggregate amount of £550 million (five hundred and fifty), between CPW, Barclays Capital, HSBC Bank PLC, ING Bank N.V., London Branch and The Royal Bank of Scotland PLC, entered into on 13 March 2008;

“CPW Loan” means the amount borrowed by JV Co from CPW under the terms of the CPW Loan Agreement as increased or decreased pursuant to the provisions of the SPA;

“CPW Loan Agreement” means the loan agreement in agreed form between CPW and JV Co in respect of the CPW Loan, to be entered into on Closing;

“CPW Mobile” means CPW Mobile Limited (company number 06330995);

“CPW RCF” means the revolving credit facility, in an aggregate amount of £350 million (three hundred and fifty), between CPW, BBY Hold Co and JV Co in agreed form, to be entered into at Closing;

“CPW Services Agreement” means the agreement between CPW and Newco in relation to the supply of certain services from CPW to Newco Group in the agreed form and to be entered into on Closing;

“CPW Transferee” has the meaning given to it in Clause 3.6;

“Deadlock Directors” shall have the meaning given to it in Clause 9.2.1.1;

“Encumbrance” means any mortgage, charge, pledge, hypothecation, lien, assignment by way of security, title retention, option, right to acquire, right of pre-emption, right of set-off, counterclaim, trust arrangement or other security, preferential right or agreement to confer security, or any equity or restriction (but excluding liens arising by operation of law) and “Encumber” shall be construed accordingly;

“European Non-JV Country” means any European Country where the JV Group does not carry out the JV Business;

“European Non-JV Contribution” has the meaning given in Clause 13.1.5;

“European Country” means those countries set out in Schedule 8 (Tax);

“European Subsidiaries” means those subsidiary undertakings of JV Co incorporated outside the UK (except the US Subsidiary) listed in Part 2 of Schedule 2 (JV Subsidiaries);

“Excluded Business” means

(a)           any member of the CPW Group;

(b)           all businesses carried on by and assets of the CPW Group including without limitation:

(i)             the mobile virtual network operator business which it carries out in France, predominantly under the “Virgin” brand by Omer Telecom Limited; and

(ii)            all of the fixed line telephony business and assets (including broadband data) carried on by the CPW Group (including under the brands of “Opal”, “TalkTalk” and “AOL”) in the UK, Republic of Ireland and Belgium and any other countries from time to time, excluding such businesses in Spain and Switzerland;

(c)           all freehold properties owned by the CPW Group and the JV Group as at the date of this Agreement; and

(d)           all Employee Benefit Trusts of The Carphone Warehouse Limited as at the date of this Agreement;

“Executive Committee” has the meaning given in Clause 9.2.1.2;

“Existing Country” means those countries where the JV Group is carrying on the JV Business as at the date of this Agreement being the UK, France, Spain, Belgium, Holland, Germany, Switzerland, Portugal, Republic of Ireland and Sweden excluding the United States of America;

“Exit” means a Listing or a Sale;

“Exit Period” means each period of 20 Business Days starting on each Trigger Date;

“Expert” shall have the meaning given in paragraph 5.4 of Part A of Schedule 8;

“Fair Market Value” means, as at the date of valuation, the fair market value of the relevant JV Shareholder’s JV Co Investment as agreed or determined in accordance with Schedule 5 (Fair Market Value);

“Fiscal Year” means the fiscal year of JV Co being the 12 month period to the annual accounting reference date in each year;

“GAAP” means Generally Accepted Accounting Principles and Practices in the United Kingdom from time to time;

“Geek Squad” means Geek Squad UK Limited;

“Geek Squad Business” means the business carried on by Geek Squad of the installation, maintenance and repair of software, hardware, computers, broadband services and other related software and hardware for any type of customers including without limitation residential and business broadband customers and the provision of and/or sale of related products and services;

“GIS PLC Services Agreement” means the agreement between ISE Net Solutions Limited (“ISE”) and CPW in relation to the supply of certain information technology services from ISE to CPW in the agreed form and to be entered into on Closing;

“GIS Telco Services Agreement” means the agreement between ISE Net Solutions Limited (“ISE”) and GIS Telecoms Limited (“GIS Telecoms”) in relation to the supply of certain information technology services from ISE to GIS Telecoms in the agreed form and to be entered into on Closing;

“Group Company” means in respect of BBY Hold Co and BBY Distributions, a

BBY Group Company and, in respect of CPW, a CPW Group Company;

“holding company” has the meaning given to it in Section 736 of the Companies Act 1985, as amended by Section 144 of the Companies Act 1989;

“Independent Expert” has the meaning given to it in paragraph 1.1 of Schedule 5 (Fair Market Value);

“Initial Consideration Period” has the meaning given to it in paragraph 1.2 of Schedule 5 (Fair Market Value);

“Insurance Business” means the business of providing insurance for mobile handsets, airtime contracts and accessories, as carried on by the JV Co Subsidiaries as at the date of this Agreement;

“JV Articles of Association” means the articles of association of JV Co from time to time;

“JV Board” means the Board of Directors of JV Co from time to time;

“JV Business” means the businesses of the JV Group from time to time, including without limitation:

(a) the mobile distribution business being the sale of mobile handsets and similar devices, the entering into of airtime contracts on behalf of mobile networks with non-business customers, the sale of insurance products on behalf of the Insurance Business and the sale of accessory products, all as carried on by the JV Subsidiaries;

(b) the mobile virtual network operator businesses carried on by the JV Group;

(c) the sale of fixed line telecommunication services and broadband services and associated products and services supplied by third party suppliers which are not members of the JV Group;

(d) the fixed line telephony business and assets carried out by the JV Group in Spain and Switzerland;

(e) the Insurance Business;

(f) the Geek Squad Business;

(g) the BBY Mobile Business; and

(h) any other business carried on by the JV Group after the Closing Date,

but excluding the Excluded Business;

“JV Co” means CPW Distribution Holdings Limited, a company registered in England and Wales (company number 06534088) whose registered address is at 1 Portal Way, London W3 6RS, United Kingdom;

“JV Country” means any country in the world where the JV Business is carried out by the JV Group at any time which at the date of this Agreement shall be the Existing Countries excluding the BBY Countries;

“JV Constitutional Documents” means the JV Articles of Association and the JV Memorandum of Association;

“JV Deadlock” has the meaning given to it in Clause 9.1.1;

“JV Director” means a director of JV Co from time to time;

“JV Group” means JV Co and the JV Subsidiaries;

“JV Investment” means in respect of any of the JV Shareholders:

(a)

all Shares held by the relevant JV Shareholder; and

(b)

the amount loaned or, to the extent not loaned, the amount agreed to be loaned pursuant to the relevant JV Shareholder Loan (together with all interest accrued, but unpaid, thereon);

“JV Management Team” means the senior management team of JV Co from time to time;

“JV Memorandum of Association” means the memorandum of association of JV Co from time to time;

“JV Shareholder Loans” means the CPW Loan and the BBY Loan;

“JV Shareholder Reserved Matters” means those matters listed in Part 2 of Schedule 3 (Reserved Matters);

“JV Shareholder Shares” means all of the issued shares in BBY Distributions held directly or indirectly by BBY Hold Co or by one or more BBY Group Company;

“JV Shareholders” means BBY Distributions, CPW and CPW Affiliate or any other party holding Shares from time to time;

“JV Subsidiaries” means the UK Subsidiaries, the European Subsidiaries and the US Subsidiary, in each case as listed in Schedule 2 (JV Subsidiaries);

“JV Tax Documents” shall have the meaning given in paragraph 1.1(a) of Part A of Schedule 8;

“Key Agreements” means the SPA, BBY Loan Agreement, the CPW Loan Agreement, the CPW RCF, the CPW Services Agreement, the Telecoms Distribution Agreement, the Telecoms Services Agreement, the Newco Services Agreement and the GIS Telco Services Agreement;

“Listing” means the admission to listing or to trading on a recognised securities exchange in London or New York of any of the Ordinary Shares or any share capital of any member of the JV Group;

“Listing Rules” means the Listing Rules of the Financial Services Authority applicable to companies with shares listed with the UK Listing Authority and issued for trading on the London Stock Exchange Plc, as amended, modified or replaced from time to time.

“Newco Services Agreement” means the agreement between Newco and CPW in relation to the supply of certain services by Newco Group to CPW Group in the agreed form and to be entered into on Closing;

“Notification Date” has the meaning given to it in Schedule 5 (Fair Market Value) paragraph 1.2;

“Ordinary Shares” means ordinary shares of £1 each in the capital of JV Co;

“Other Shareholders” has the meaning given to it in paragraph 2.1 of Schedule 4 (Compulsory Transfer);

“parties” means the parties to this Agreement;

“Permitted Third Party” means any third party purchaser of a JV Investment in accordance with Clause 20 (Right of First Refusal), provided that such party shall not be a Competitor;

“Permitted Transferee” means:

(a)           any BBY Group Company, in relation to a transfer of a JV Investment (or part thereof) held by BBY Distributions (or one of its permitted transferees);

(b)           any CPW Group Company, in relation to a transfer of a JV Investment (or part thereof) held by CPW (or one of its permitted transferees);

“Persons Acting in Concert” means persons who, pursuant to an agreement or understanding (whether formal or informal), actively co-operate through the acquisition by any of them of shares in a party, to obtain a Controlling Interest in relation to that party, or agree so to co-operate;

“Receiving Agent” means such independent third party as the JV Shareholders shall agree within a reasonable period of time after Closing;

“Receiving Agent Engagement Letter” means the engagement letter to be entered into within a reasonable period of time after Closing between the JV Shareholders and the Receiving Agent setting out the material terms of the appointment of the Receiving Agent;

“Regulatory Approvals” means any approvals required by any competent supranational, governmental or regulatory agencies or authorities;

“Related Party” means a BBY Director or BBY Group Company or a CPW Director or CPW Group Company (as the case may be);

“Review Period” means the period of 3 consecutive calendar months starting on the first day of the next calendar month after the day the relevant notice was received or deemed received by the intended recipient;

“Sale” means the sale of:

(a)

shares or an interest in shares (including the Shares) as a result of which a third party acquires a Controlling Interest in the JV Co or a member of the JV Group which holds (directly or indirectly) all or substantially all of the assets of the JV Group; or

(b)	all or substantially all of the business or the assets of the JV Group;

“Sale Period” shall have the meaning given to it in Clause 20.7

“Sell Notice” shall have the meaning given to it in Clause 17.2.2;

“Seller” shall have the meaning given to it in Clause 17.4;

“Selling Party” shall have the meaning given to it in Clause 20;

“Shares” means shares of whatever class in the capital of JV Co in issue from time to time;

“SPA” means the conditional sale and purchase agreement entered into on 7 May 2008 between CPW, CPW Affiliate, BBY Hold Co and BBY Distributions, under which BBY Distributions has agreed to acquire, and CPW and CPW Affiliate have between them agreed to sell, 50% of the Ordinary Shares in issue as at the Closing Date to BBY Distributions;

“Start Date” shall have the meaning given to it in Clause 20.2;

“subsidiary undertaking” is to be construed in accordance with section 258 of the Companies Act 1985 and a “subsidiary” is to be construed in accordance with section 736 of that Act;

“Surviving Provisions” means Clauses 13.1.10, 14, 21, 22, 31 and 34;

“Tax”, “tax”, “Taxation” or “taxation” means any form of taxation, duty, impost, levy, tariff of any nature whatsoever of the UK or elsewhere or any other decision by a Tax Authority, whether or not any such taxation, duty, impost, levy or tariff of any nature arises in respect of actual, deemed, gross or net income, profit, gain, value, receipt, payment, sale, use, occupation, franchise, value added property or right and includes, without imitation, any withholding amount subject to PAYE or other amount of or in respect of any of the foregoing payable by virtue of any Tax Statute and any penalty, charge, surcharge, fine or interest payable in connection with any such taxation, duty, impost, levy or tariff of any nature;

“Tax Authority” means HM Revenue and Customs or any authority or body, whether of the United Kingdom or elsewhere and whether national or otherwise, having the power or authority or other function in relation to Tax;

“Tax Statute” means any primary or secondary statute, instrument, enactment, order, law, by-law or regulation making any provision for or in relation to Tax;

“Telecoms Distribution Agreement” means the distribution agreement in agreed form between CPW Telecom Holdings Limited and JV Co, under which the JV Co Group shall sell on behalf of CPW Telecom Holdings Limited fixed line telephony products (including broadband and data products and services), to be entered into on Closing;

“Telecoms Services Agreement” means the agreement between CPW Telecoms Holdings Limited (“CPW Telco”) and Newco in relation to the supply of certain telecommunications services by CPW Telco to Newco Group in the agreed form and to be entered into on Closing;

“Transfer Notice” shall have the meaning given to it in Clause 20;

“Trigger Date” means each date falling every two years after the Closing Date (which if not a Business Day shall be the first Business Day thereafter) provided that the first date shall be the fourth anniversary of the Closing Date (which if not a Business Day shall be the first Business Day thereafter);

“UK” means the United Kingdom;

“UK Subsidiaries” means those subsidiary undertakings of JV Co listed in Part 1 of Schedule 2 (JV Subsidiaries) that are incorporated in England and Wales;

“Undertaking” has the meaning given to it in paragraph 1 of Schedule 4 (Compulsory Transfer);

“Unadjusted Compulsory Disposal Amount” has the meaning given to it in paragraph 2.1 of Schedule 4 (Compulsory Transfer); and

“US Subsidiary” means the subsidiary undertaking of JV Co listed in Part 3 of Schedule 2 (JV Subsidiaries) that is incorporated in the United States of America) and owned 50% each between CPW and BBY Hold Co; and

“VAT” means value added tax and any similar sales or turnover tax.

1.2           Interpretation

In this Agreement, unless otherwise specified:

1.2.1        the index and headings are for ease of reference only and shall not be taken into account in construing this Agreement;

1.2.2        references to any Clause, paragraph or schedule are to those contained in this Agreement and all schedules to this Agreement are an integral part of this Agreement;

1.2.3        the expression this Clause shall, unless followed by reference to a specific provision, be deemed to refer to the whole Clause (not merely the sub-Clause, paragraph or other provision) in which the expression occurs;

1.2.4        references to a party mean a party to this Agreement including that party’s successors in title and assigns or transferees permitted in accordance with the terms of this Agreement provided that the relevant property, right or liability has been properly assigned or transferred to such person;

1.2.5        a document is in the agreed form if it is in the form of a draft agreed between and initialled by or on behalf of the relevant parties to such document;

1.2.6        references to any gender shall include the others; and words in the singular shall include the plural and vice versa;

1.2.7        references to a person (or to a word importing a person) shall be construed so as to include:

1.2.7.1

an individual, firm, partnership, trust, joint venture, company, corporation, body corporate, unincorporated body, association, organisation, any government, or state or any agency of a government or state, or any local or municipal authority or other governmental body (whether or not in each case having separate legal personality); and

1.2.7.2

references to a person’s representatives shall be to its officers, employees, legal or other professional advisers, sub-contractors, agents, attorneys and other duly authorised representatives;

1.2.8        in writing means any communication made by letter but does not include e-mail or other forms of electronic communication;

1.2.9        the words “include”, “including” and “in particular” shall be construed as being by way of illustration or emphasis only and shall not be construed as,

nor shall they take effect as, limiting the generality of any preceding words;

1.2.10      the words “other” and “otherwise” shall not be construed ejusdem generis with any foregoing words where a wider construction is possible;

1.2.11      all references in this Agreement to monetary amounts shall be in £ (pounds) sterling; andthe provisions of this agreement relating to JV Co (except Clauses 13  (Restrictions on Shareholders), 19 (Strategic Options) and 20 (Right of First Refusal) shall be deemed to apply mutatis mutandis to CPW Mobile.

2.             PURPOSE AND CORPORATE DETAILS OF JV CO

2.1           The JV Business

The parties agree that:

2.1.1        JV Co shall from the Closing Date be the holding company of the JV Group;

2.1.2        notwithstanding any other provision of this Agreement CPW shall be entitled after the date of this Agreement to make any transfers to and from JV Group pursuant to Clause 20 (Further Assurances) of the SPA;

2.1.3        notwithstanding any other provision of this Agreement, the parties agree to act in good faith towards each other and that the JV Business shall be conducted in the best interest of the JV Group as a whole on sound, commercial, profit-making principles in order to promote the success of JV Co;

2.1.4        the central management of JV Co shall be located in the UK, and each of the JV Shareholders and BBY Hold Co shall use their best endeavours to ensure that JV Co is treated by all relevant authorities as being resident for Taxation and other purposes in the UK and in no other jurisdiction;

2.2           Branding

2.2.1        CPW shall procure that the JV Group shall either have an exclusive right to use, or the ownership of, the brand “The Carphone Warehouse”. BBY Hold Co shall procure that the JV Group shall either have an exclusive right to use, or the ownership of, the brand “Best Buy” in respect of the JV Business. The parties shall agree a licence agreement to ensure that JV Co shall have an exclusive right to use the brands in the JV Countries except in the event of a transfer of a JV Interest pursuant to a Sell Notice.

2.2.2        To develop a structure to achieve a net-neutral after-tax position for each party in relation to their brand licences, both annually and over time, taking into account each party’s respective reasonable tax planning and other benefits and costs, and furthermore it is recognised that CPW Brands Limited currently charges a license fee to The Carphone Warehouse Limited in respect of such brand, and the parties agree to work together to develop a structure to achieve economic equalisation, taking into account each party’s respective reasonable tax planning, and furthermore, the parties agree to work together in good faith to ensure tax efficiency with respect to branding.

2.2.3        JV Co and the JV Business shall trade under the name and brand of “Carphone Warehouse”, “The Phone House”, “NTI”, “Geek Squad” or “Best Buy”, as appropriate for each individual business within the JV Business, or such other brand as agreed from time to time by the JV Board.

2.3           Independent Operation

The JV Group shall be operated in accordance with Clause 5 (Management Structure) as an independent operation to the operations of the JV Shareholders, and the JV Group shall (and the JV Shareholders shall procure that the JV Group shall) make its own decisions on the services and the products the JV Group procures and supplies to its customers, provided the same are in accordance with the principles of Clause 2.1.3, and the provisions of this Agreement.

2.4           JV Co Employee Incentive Scheme

Subject to Clause 5.5, the JV Shareholders shall intend that, after Closing and in accordance with the provisions of this Agreement, the relevant member or members of the JV Group establish an employee incentive scheme for the benefit of the employees of the JV Group.

2.5           Ownership and corporate details of JV Co

Immediately after Closing, the JV Shareholders and corporate details of JV Co shall be as set out in Schedule 1 (JV Co Details).

3.             SHAREHOLDER ASSURANCES

3.1           BBY Hold Co unconditionally and irrevocably guarantees to CPW and JV Co as a continuing obligation the due and punctual performance by BBY Distributions and, on or following any transfer by BBY Distributions of any or all of its equity interest in JV Co to another BBY Group Company (the “BBY Transferee”) of BBY Distributions’s or the BBY Transferee’s obligations under or pursuant to this Agreement and/or the Consortium Relief Agreement (the “BBY Guaranteed Obligations”).

3.2           BBY Hold Co agrees to indemnify CPW and the JV Group against all reasonable losses, reasonable damages, reasonable costs and reasonable expenses (including reasonable legal costs and expenses) which CPW and/or the JV Group may suffer or incur through or arising from any failure by BBY Hold Co to satisfy the guarantee under Clause 3.1.

3.3           BBY Hold Co shall not in any way or to any extent be released from its obligations under this guarantee by reason of any time or other indulgence, waiver, release or discharge granted by CPW and/or the JV Group to BBY Distributions or to any third party or by the acceptance of any compensation from or the making of any arrangement with BBY Distributions or any third party or any circumstances or any provision or rule of law whether statutory or otherwise affecting or preventing recovery from BBY Distributions of any sum due or rendering any debt, obligation or liability of BBY Distributions void or unenforceable and which but for this provision might operate to exonerate or discharge BBY Hold Co from its obligations to CPW and/or the JV Group under this guarantee and shall continue in force until BBY Distributions or BBY Hold Co on its behalf shall have fully performed and discharged all of the BBY Guaranteed Obligations.  Any settlement or discharge between CPW and/or the JV Group and BBY Distributions shall be subject to the condition that no security or payment to CPW and/or JV Co by BBY Distributions or any third party shall be avoided or reduced by virtue of any provision or enactment relating to bankruptcy, insolvency or liquidation for the time being and from time to time in force.

3.4           Without prejudice to the rights of CPW and/or the JV Group against BBY Distributions as principal debtor BBY Hold Co shall as between CPW and/or the JV Group be deemed principal debtor and obligor in respect of the BBY Guaranteed Obligations and not merely a surety and accordingly it shall not be necessary for CPW and/or JV Co before seeking to enforce this guarantee to seek to enforce any security or lien it may hold from BBY Distributions or any third party or otherwise to take any steps or proceedings against BBY Distributions.

3.5           Nothing in this Agreement (and in particular the consent of the JV Shareholders shall not be required) shall restrict and/or limit any action, claim or right that any of the parties wish to bring and/or enforce against the other pursuant to the terms of the SPA or the Consortium Relief Agreement.

3.6           On and following any transfer by CPW of any or all of its equity interest in JV Co to another CPW Group Company (the “CPW Transferee”), CPW unconditionally and irrevocably guarantees to BBY Distributions and JV Co, as a continuing obligation and, the due and punctual performance by CPW of the CPW Transferee’s obligations under or pursuant to this Agreement and/or the Consortium Relief Agreement (the “CPW Guaranteed Obligations”).

3.7           CPW agrees to indemnify BBY Distributions and the JV Group against all reasonable losses, reasonable damages, reasonable costs and reasonable expenses (including reasonable legal costs and expenses) which BBY Distributions and/or the JV Group may suffer or incur through or arising from any failure by CPW to satisfy the guarantee under Clause 3.6.

3.8           CPW shall not in any way or to any extent be released from its obligations under this guarantee by reason of any time or other indulgence, waiver, release or discharge granted by BBY Distributions and/or the JV Group to the CPW Transferee or to any third party or by the acceptance of any compensation from or the making of any arrangement with the CPW Transferee or any third party or any circumstances or any provision or rule of law whether statutory or otherwise affecting or preventing recovery from the CPW Transferee of any sum due or rendering any debt, obligation or liability of the CPW Transferee void or unenforceable and which but for this provision might operate to exonerate or discharge CPW from its obligations to BBY Distributions and/or the JV Group under this guarantee and shall continue in force until the CPW Transferee or CPW on its behalf shall have fully performed and discharged all of the CPW Guaranteed Obligations.  Any settlement or discharge between CPW and/or the JV Group and the CPW Transferee shall be subject to the condition that no security or payment to BBY Distributions and/or the JV Group by the CPW Transferee or any third party shall be avoided or reduced by virtue of any provision or enactment relating to bankruptcy, insolvency or liquidation for the time being and from time to time in force.

3.9           Without prejudice to the rights of BBY Distributions and/or the JV Group  against the CPW Transferee as principal debtor, CPW shall as between BBY Distributions and/or the JV Group be deemed principal debtor and obligor in respect of the CPW Guaranteed Obligations and not merely a surety and accordingly it shall not be necessary for BBY Distributions and/or the JV Group, before seeking to enforce this guarantee to seek to enforce any security or lien it may hold from the CPW Transferee or any third party or otherwise to take any steps or proceedings against the CPW Transferee.

3.10         Nothing in this Agreement shall restrict and/or limit any action, claim or right that any of the parties or JV Co wish to bring and/or enforce pursuant to the terms of the SPA, and in particular the consent of the JV Shareholders shall not be required.

3.11         CPW shall be jointly and severally liable in respect of all of the obligations, warranties and undertakings provided by CPW Affiliate pursuant to this Agreement.

3.12         CPW and CPW Affiliate shall be regarded as one JV Shareholder holding the aggregate number of Shares between them for the purposes of interpreting and applying the provisions of Schedule 4 (Compulsory Transfer), Clause 6 (JV Shareholder Reserved Matters), Clause 17 (Transfer on a Change of Control) and Clause 20 (Right of First Refusal).

3.13         The JV Shareholders shall use reasonable endeavours to procure the performance, by CPW Mobile Limited, of its obligations under the BBY Mobile Agreement.

3.14         Notwithstanding any other provisions of this Agreement, if the JV Board has prevented JV Co from exercising a contractual right under any contract it may have with a JV Shareholder or any other Group Company of such JV Shareholder and/or from pursuing any dispute in respect of the same, in each case as a result of all of the JV Directors appointed by such JV Shareholder voting against JV Co taking such action at a JV Board Meeting, then such decision shall be capable of being proposed again at the same or different JV Board Meeting, provided that on such second proposal, the JV Directors appointed by such JV Shareholder shall not vote on the decisions of the JV Board regarding such dispute matter.

4.             PROVISION OF FINANCE

4.1           Financing of JV Co

4.1.1        Subject to the remaining provisions of this Clause 4.1, JV Co shall be financed out of cash flow and by way of the JV Shareholder Loans and, pending refinancing pursuant to Clause 4.1.3, the CPW RCF.

4.1.2        JV Co shall be entitled as it shall determine to utilise the CPW RCF for its working capital purposes.

4.1.3        The parties acknowledge and agree that it is the intention of JV Co to refinance the CPW RCF as soon as practicable after Closing by entering into a non-recourse revolving credit, or other non-recourse working capital facilities with third party providers of finance (subject to the terms available to JV Co from such providers of finance and to the provisions of this Agreement).

4.1.4        Pending refinancing of the CPW RCF as contemplated by Clause 4.1.3, CPW shall promptly notify BBY Hold Co and BBY Distributions of any Potential Event of Default or an Event of Default (both as defined in the CPW Hold Co RCF) which occurs and which, in each case, could result in the CPW Hold Co RCF being withdrawn, or amounts owing under the CPW Hold Co RCF becoming immediately due and repayable.

4.1.5        Save for the entry into and provision of the Shareholder Loans and the CPW RCF, and in accordance with the terms of each, no party shall be required to contribute any debt or equity capital to, or to guarantee any debt of, JV Co (or any other member of the JV Group) without that party’s prior written consent.

4.1.6        Subject to the provisions of this Agreement, the JV Management Team shall be responsible for preparing any proposals for any additional finance required by the JV Group which proposals shall, if appropriate, be reviewed by the JV Board and approved as JV Shareholder Reserved Matters in accordance with this Agreement.  To the extent that the JV Management Team determines that additional finance is required by the JV Group, and makes appropriate proposals to the JV Board, the parties shall consider in good faith any proposals in respect of such financing, and shall determine subject to Clause 4.1.5 whether (and on what terms) the JV Group shall seek to raise such finance (whether by way of debt or equity, whether from the JV Shareholders or from external funding sources, or otherwise).

4.1.7        The parties acknowledge that all amounts owed, outstanding or accrued in the ordinary course of trading (including any VAT arising on such amounts) as between any member of the JV Group and any CPW Group Company, in respect of inter-company trading activity and the provision of services, facilities and benefits, shall be made in the ordinary course of business, in accordance with the applicable terms of such activity.

4.2           Draw down of JV Shareholder Loans

4.2.1        It is agreed and acknowledged that the full amount of the CPW Loan shall be deemed to have been drawn down by JV Co on the Closing Date.

4.2.2        The BBY Loan shall be drawn down by JV Co in full on the Closing Date.

4.2.3        The parties shall procure that, on the Closing Date, 50% of the CPW Loan shall be repaid by JV Co to CPW by utilising all of the amount drawn down under the BBY Loan on the Closing Date. Such amount of the CPW Loan repaid shall no longer be capable of being drawn down by JV Co.

4.2.4        Each of the JV Shareholder Loans shall be increased or reduced (as the case may be) pursuant to Schedule 6 (Closing Statement) of the SPA.

4.2.5        The parties shall procure that the JV Shareholder Loans are capitalised in full  on equal terms within 20 Business Days of Closing.

5.             MANAGEMENT STRUCTURE

5.1           Constitution of JV Co

Subject to the provisions of this Agreement relating to the Consolidation Reserved Matters and the JV Shareholder Reserved Matters the business and affairs of JV Co shall be managed by the JV Board and the JV Management Team, whose respective constitutions, procedures, responsibilities and restrictions shall be as set out in this Clause 5 and in Clause 6.

5.2           JV Board of Directors

5.2.1        Subject to Clauses 5.5 and 6, the JV Board shall be responsible for the operation of the JV Business. The JV Board shall be the statutory board of directors of JV Co.

5.2.2        Subject to Clauses 5.5 and 6, the JV Management Team will operate the JV

Business on a day-to-day basis in accordance with the directions of the JV Board from time to time and the provisions of this Agreement. The JV Management Team shall not constitute a committee of the JV Board unless expressly appointed as such from time to time in respect of a specific matter.

5.2.3        From the Closing Date, the JV Board shall comprise six JV Directors.  BBY Distributions shall always be entitled to appoint three JV Directors and CPW shall always be entitled to appoint three JV Directors. CPW Affiliate shall not be entitled to appoint any JV Directors.

5.2.4        A JV Director appointed by a JV Shareholder cannot be removed from the JV Board without the written consent of the JV Shareholder who has appointed such JV Director.  In the event a JV Director resigns or dies in office, the JV Shareholder who appointed him shall be entitled to appoint his replacement.

5.2.5        Each JV Shareholder shall be free to appoint and to replace the JV Director(s) it is entitled to appoint without the consent of the other JV Shareholder.

5.2.6        The initial chairman of the JV Board from the Closing Date shall be appointed from one of and by the JV Directors appointed by BBY Distributions. Thereafter, the JV Board shall be entitled to appoint any other JV Director as the chairman of the JV Board from time to time. The chairman of the JV Board shall not have a casting vote in respect of any matter.

5.2.7        The quorum for a JV Board meeting shall be at least four JV Directors (whether present in person or by any other means permitted under this Agreement including by alternate or proxy) comprising of at least two JV Directors appointed by each JV Shareholder. All JV Board meetings shall be held in London unless the JV Shareholders decide otherwise.

5.2.8        If, within one hour of the time appointed for a JV Board meeting, there is no quorum, the JV Director(s) present shall adjourn the meeting to a place and time not less than five Business Days later.  If at such adjourned meeting the number of JV Directors required to achieve a quorum in accordance with Clause 5.2.6 are not present within one hour from the time appointed for the adjourned meeting, then the requirement that such JV Director(s) shall be present shall not apply and the JV Director(s) present may conduct the business of the meeting.

5.2.9

Meetings of the JV Board shall (if not held by telephone in accordance with the provisions of this Clause 5.2.9) be held at either JV Co’s registered office, or such other location in London as a quorum of the JV Directors agree, at intervals of not more than three calendar months, although the JV Board shall hold a meeting as soon as reasonably practicable upon receiving notification from any JV Director in accordance with Clause 5.3.3 that any Consolidation Reserved Matter or JV Shareholder Reserved Matter or any other material matter requires their consideration. Meetings of the JV Board shall be convened in accordance with the provisions of this Agreement and with the JV Articles of Association and the JV Board shall be permitted to hold such meetings by way of video and/or telephone conferencing.

5.2.10

Save for in relation to Consolidation Reserved Matters and JV Shareholder Reserved Matters, the JV Board shall decide on all matters by a majority vote. All JV Directors shall have one vote. All decisions of the JV Board shall be communicated by the chairman or such JV Director as the JV Board shall determine to the JV Shareholders.

5.2.11

If a JV Director is unable to attend a JV Board meeting, he or the JV Shareholder that appointed him may by notice to JV Co appoint an alternate or issue a proxy and entrust a representative (which may be another JV Director) to attend and vote at the meeting on his behalf. The representative so entrusted shall have the same rights and powers as the director who entrusted him and (subject to his fiduciary duties) must vote in accordance with the instructions, if any, given in the proxy. One person may represent more than one director as an alternate or by proxy.

5.2.12

A written resolution signed by all of the JV Directors (or their duly appointed alternates), whether on the same document or on different documents in identical terms, shall be as valid and effective as a resolution duly passed at a duly constituted meeting of JV Directors, provided that such resolution shall be placed in the minute book of the JV Board as soon as possible thereafter.

5.2.13

The JV Board shall appoint a company secretary for the purpose of recording the minutes of all JV Board meetings and performing other secretarial functions of the JV Board. The first Company Secretary shall be Tim Morris.

5.2.14      The JV Board will cause complete and accurate minutes to be kept of all JV Board meetings.  Minutes of all meetings, including resolutions to be adopted by the JV Board, shall be signed by one JV Director appointed by each JV Shareholder in person and recorded by the company secretary appointed for the meeting.  Minutes of all meetings of the JV Board shall be distributed to all the directors as soon as practicable after each meeting but not later than 20 Business Days from the end of such meeting.  The secretary to the JV Board shall maintain a file of all JV Board meeting minutes, resolutions and decisions and make the same available for inspection during normal business hours by the JV Directors and the JV Shareholders.

5.2.15      JV Co shall indemnify each JV Director, so far as permitted by applicable law, against all claims and liabilities incurred pursuant to his duties as a director of JV Co, provided that any acts or omissions of a director which give rise to such claims and liabilities do not constitute intentional misconduct, gross negligence or violations of laws.  JV Co shall also provide, at its own expense, appropriate directors’ and officers’ insurance cover for each JV Director.

5.2.16      To the extent that the JV Board resolves to do so, JV Co shall reimburse all reasonable travel costs incurred by a JV Director in travelling to and from any meeting of the JV Board.

5.3           JV Management Team

5.3.1        Subject to Clause 5.5, the JV Board shall appoint a Chief Executive Officer (“CEO”), a Chief Financial Officer (“CFO”) and a Chief Operating Officer (“COO”). The CEO or the JV Management Team will provide comprehensive and timely information to the JV Board in accordance with this Clause 5 and Clause 8.

5.3.2        The first CEO will be Roger Taylor and, subject to Clause 5.5 the COO, CFO and any future CEO will be appointed by the JV Board from time to time. The CEO will be the leader of the JV Management Team.

5.3.3        A JV Director shall promptly notify the JV Board of any Consolidation Reserved Matter and/or JV Shareholder Reserved Matter which requires consideration by the JV Board, which shall then convene a meeting pursuant to Clause 5.2.9.

5.3.4        The JV Management Team shall take no action in respect of:

5.3.4.1

a Consolidation Reserved Matter, until it has received written confirmation from the JV Board or all of the directors of JV Directors appointed by BBY Distributions of the action that is to be taken; and/or

5.3.4.2

a JV Shareholder Reserved Matter, until it has received written confirmation from:

(a)          the JV Board (following approval by unanimous vote of the JV Directors present at a meeting convened for the purpose of considering such JV Shareholder Reserved Matter); or

(b)         both of the JV Shareholders,

of the action that is to be taken.

5.3.5        All material decisions taken by the JV Management Team shall be communicated to the JV Board by the CEO in monthly written reports in sufficient detail within 5 Business Days of the end of each calendar month or, if otherwise requested by the JV Board or a JV Director, within 3 Business Days from the date of such request.

5.4           Fiduciary duties

The JV Shareholders shall each use their best endeavours to procure that any JV Director appointed by them from time to time shall act in good faith and in accordance with appropriate fiduciary duties.

5.5           Consolidation Reserved Matters

5.5.1        All Consolidation Reserved Matters shall only be considered and approved or not approved (as the case may be) by the JV Board at a JV Board meeting convened and constituted in accordance with the provisions of this Agreement.

5.5.2        Any action or decision in relation to any Consolidation Reserved Matter shall be determined by the approval of all of the JV Directors appointed by BBY Distributions and present at the relevant meeting of the JV Board (whether in person, by proxy, or represented by a duly appointed alternate), regardless of the affirmative or negative voting of the JV Directors appointed by CPW.  BBY Distributions shall procure that the JV Directors appointed by BBY Distributions shall, however, consider in good faith any proposals (including contradictory proposals) put forward in good faith by any JV Directors appointed by CPW in relation to the discussion of a Consolidation Reserved Matter.

5.5.3        Subject always to the provisions of Clauses 5.5 and 6, if there is a contractual dispute between JV Co or any of its subsidiaries and a JV Shareholder or any of its subsidiaries, then in such circumstances, the directors appointed by such JV Shareholder shall not vote on decisions of the JV Board regarding the conduct of such dispute.

6.             JV SHAREHOLDER RESERVED MATTERS

6.1           JV Shareholder approval

6.1.1        Notwithstanding any other provision of this Agreement, or any annual financial expenditure and/or annual financial budget, all JV Shareholder Reserved Matters even if contained within a budget approved as a Consolidation Reserved Matter shall require the prior consent of all JV Shareholders before JV Co makes any decision or takes any action in respect of any JV Shareholder Reserved Matter, such consent to be given in writing or at a separate meeting of the JV Shareholders (unless the provisions of Clause 6.1.2 apply).

6.1.2        All JV Shareholder Reserved Matters and/or any other decision in this Agreement requiring the consent of both JV Shareholders may, unless this Agreement expressly provides otherwise, be considered at a meeting of the JV Board, convened and constituted in accordance with the provisions of this Agreement and, notwithstanding Clause 6.1.2, shall be validly approved if approved by a unanimous vote of the JV Directors present at such meeting (whether in person, by proxy or by alternate).

7.             SHAREHOLDER MEETINGS

The JV Shareholders shall procure the holding of JV Shareholder meetings in England in accordance with the JV Articles of Association and in any event not less than once annually.

8.             INFORMATION

8.1           Information

The CEO shall procure the preparation and delivery or cause to be prepared and delivered to the JV Board the following financial statements and reports for JV Co that shall be prepared in accordance with GAAP (with a conversion to IFRS) and accompanied by an analysis, in reasonable detail, of the variance between the financial condition and the results of operations reported in such statements or reports and the corresponding amounts for the applicable period.  Each JV Shareholder and the JV Board shall, to the extent it is able, procure that the JV Management Team shall comply with its obligations pursuant to this Clause 8.1.

8.1.1        Annual statements.  As soon as practicable following the end of each Fiscal Year (and in any event, not later than 60 Business Days after the end of each Fiscal Year):

8.1.1.1

a balance sheet as at the end of such Fiscal Year; and

8.1.1.2

related income statement, Shareholder Loan accounts and changes therein, cash flow statement and a breakdown of all indebtedness under the CPW RCF and/or under any other facility for such Fiscal Year,

together with appropriate notes and supporting schedules, all of which will be audited and which will include the comparative corresponding statements for the two previous Fiscal Years if applicable.

8.1.2        Quarterly statements.  As soon as practicable following the end of each of the four quarters in each Fiscal Year (and in any event, not later than 20 Business Days after the end of each such quarter):

8.1.2.1

a balance sheet as at the end of such quarter; and

8.1.2.2

related income statement, Shareholder Loan accounts and changes therein, cash flow statement and a breakdown of all indebtedness under the CPW RCF and/or under any other facility for such quarter and for the Fiscal Year to date,

together with appropriate notes and supporting schedules, which will include the comparative corresponding figures for the prior Fiscal Year’s quarter and Fiscal Year to date if applicable.

8.1.3        Monthly statements.  As soon as practicable following the end of each of the first two calendar months of each quarter (and in any event, not later than 20 Business Days after the end of each such calendar month):

8.1.3.1

a balance sheet as at the end of such month;

8.1.3.2

related income statement, Shareholder Loan accounts and changes therein, cash flow statement and a breakdown of all indebtedness under the CPW RCF and/or under any other facility for the monthly period then ended and for Fiscal Year to date, together with appropriate notes and supporting schedules, which will include the comparative corresponding figures for the same month in the prior Fiscal Year if applicable.

8.1.4        Monthly cash reports.  A monthly report detailing the JV Co’s projected cash needs for a rolling 12 calendar month period and the anticipated source of those funds.

8.1.5        Weekly key metrics reports.  A weekly update of the key metrics of the JV Business as requested from time to time by the JV Board.

8.1.6        Other reports.  Such other reports or financial data that a JV Shareholder may reasonably request from time to time provided that, if the CEO so determines within 20 Business Days of such a request, such reports or data will be provided at the requesting JV Shareholder’s sole cost and expense.

8.2           Operational and Financial Budget

The JV Board may from time to time agree an annual operational and financial budget for the JV Group in accordance with the provisions of this Agreement (and, in particular, Clause 5.5 hereof). If there is any conflict or inconsistency between the terms of this Agreement and such annual operational and financial budget, the terms of this Agreement shall prevail.

8.3

Compliance

The JV Board shall ensure that the JV Co:

8.3.1

complies with all appropriate regulatory and legal requirements, including the requirements of the United States Foreign Corrupt Practices Act 1998 and the Sarbanes-Oxley Act, in each case as amended from time to time, and all applicable data protection legislation; and

8.3.2

adopts appropriate compliance and training protocols (which shall include compliance protocols, standards, policies, notices, procedures, training modules and a code of ethics).

9.

DEADLOCK RESOLUTION

9.1

JV Deadlock

9.1.1

Subject to Clause 9.1.2, any two JV Directors appointed by the same JV Shareholder may declare in writing to all JV Directors that a JV Deadlock (“JV Deadlock”) has occurred where (i) in their view, acting in good faith, a serious issue, dispute, claim or difference has arisen or there has been a breakdown in the relations of the JV Board that will materially affect the day to day operation of and/or the long term development of the JV Business; or (ii) despite all reasonable endeavours by the JV Board to reach agreement, there has been a persistent failure on the part of the JV Directors to approve a JV Shareholder Reserved Matter having raised the matter at 3 separate meetings of the JV Board which will all be held within 20 Business Days of the date of the JV Deadlock has been raised.

9.1.2

A JV Deadlock may not be declared in respect of the following:-

9.1.2.1

any Consolidation Reserved Matter ;

9.1.2.2

any discussion and/or disagreement in respect of the provision and/or availability and/or the draw down of any additional funding by any JV Shareholder pursuant to Clause 4.1.5;

9.1.2.3

any failure by a JV Shareholder to give its consent pursuant to Clauses 11.1 and 11.3;

9.1.2.4

any discussion and/or disagreement in respect of any non-material matter whether or not provided for in this Agreement that will not materially affect the day to day operation of and/or long term development of JV Co and the JV Business.

9.2

Resolution of Deadlock

9.2.1

Subject to Clause 9.1.2, in the event of a JV Deadlock, the following steps shall be taken in attempting to resolve the same:

9.2.1.1

first, the JV Board shall refer the matter to Roger Taylor on behalf of CPW and Bob Willett on behalf of BBY Hold Co and of BBY Distributions (or their respective successors of no lesser position in their respective companies) (“Deadlock Directors”) who shall use all reasonable endeavours to resolve the JV Deadlock amicably within 10 Business Days of the date of such referral. Any unanimous decision of the Deadlock Directors shall be final and binding on the JV Board, each JV Director and each JV Shareholder;

9.2.1.2

second, and if the Deadlock Directors have been unable to resolve the JV Deadlock within such 10 Business Days, the JV Board shall refer the matter to Charles Dunstone on behalf of CPW and Brad Anderson on behalf of BBY Hold Co and BBY Distributions (or their respective designates of no lesser position in their respective companies) (the “Executive Committee”) who shall use all reasonable endeavours to resolve the JV Deadlock amicably within 20 Business Days of such referral. Any unanimous decision of the Executive Committee shall be final and binding on the JV Board, each JV Director and each JV Shareholder; and

9.2.1.3

third, and if the Executive Committee is unable to resolve a JV Deadlock within such 20 Business Days, the JV Shareholders shall have a further period of 20 Business Days within which to resolve the JV Deadlock amicably and, if they are unable to do so, JV Co shall continue to be managed and operated in a manner consistent with that in existence prior to the JV Deadlock). For the avoidance of doubt, a failure to resolve a JV Deadlock will not give rise to the liquidation of JV Co.

9.3

Management during deadlock

Unless and until a JV Deadlock has been finally resolved the parties agree that the management and operation of JV Co shall continue to be managed and operated in a manner consistent with the situation prior to the JV Deadlock.

10.

ANTI-DILUTION

Save in accordance with the other provisions of this Agreement, no share capital of JV Co shall be issued.

11.

TRANSFER OF JV INVESTMENT

11.1

Transfer of Shares and Shareholder Loans

11.1.1

Unless expressly provided for otherwise in this Agreement, a JV Shareholder shall not be entitled to offer, sell, transfer or dispose of its JV Investment (or part thereof whether legally and/or beneficially) without the prior express written consent of the other JV Shareholder.

11.1.2

Unless expressly provided for otherwise in this Agreement, each of BBY Distributions and BBY Hold Co shall procure that the relevant BBY Group Company shall not be entitled to offer, sell, transfer or dispose of any of its JV Shareholder Shares (or part thereof whether legally and/or beneficially) without the prior express written consent of CPW.

11.2

Permitted transfers

11.2.1

A JV Shareholder shall be permitted to transfer some or all of its JV Investment to any Permitted Transferee only in the event that such transfer is required in connection with (i) a bona fide internal reorganisation affecting the JV Shareholder concerned; or (ii) for reasonable and bona fide tax planning purposes, and in each case subject to such Permitted Transferee agreeing to transfer all of such JV Investment back to such transferor JV Shareholder or to another Permitted Transferee of the transferor JV Shareholder immediately upon the Permitted Transferee ceasing to be a Permitted Transferee of such transferor JV Shareholder.

11.2.2

BBY Hold Co shall procure that the provisions of Clauses 11.1 and 11.2.1 shall apply to any shares in BBY Distributions held by any member of the

BBY Group or any other party mutatis mutandis to JV Shareholder Shares held by any BBY Group Company.

11.2.3

The JV Shareholders shall procure that JV Co shall, subject to payment of stamp duty, if any, promptly register any transfer of Shares made in accordance with this Clause 11.2.

11.3

Grant of security over Shares

A JV Shareholder may not Encumber any of its Shares to any party without prior written consent of the other JV Shareholder.

11.4

Compulsory Transfer Event, Change of Control, Permitted Third Party Transfers and Put Options

11.4.1

If a Compulsory Transfer Event occurs, the provisions of Schedule 4 (Compulsory Transfer) shall apply.

11.4.2

If a Change of Control occurs, the provisions of Clause 17 (Transfer on Change of Control) shall apply.

11.4.3

The parties shall be permitted to transfer their JV Investment in accordance with Clause 20 (Right of First Refusal).

11.5

Rights in respect of Shareholder Loans following a transfer

Except in respect of a transfer to a Permitted Transferee:

11.5.1

in the event that a JV Shareholder sells, transfers or otherwise disposes of all or any part of its JV Investment, such JV Shareholder shall from the date of such sale, transfer or other disposal have no further entitlement to be paid interest and/or any other repayment by JV Co pursuant to the terms of the relevant Shareholder Loan (or part thereof) transferred pursuant to such sale, transfer or other disposal of that JV Shareholder’s JV Investment (or part thereof);

11.5.2

a JV Shareholder which acquires a Shareholder Loan (or part thereof) pursuant to a transfer of a JV Investment (or part thereof) in accordance with the terms of this Agreement shall, notwithstanding the consideration paid for such JV Investment (or part thereof) be entitled to interest and/or any other repayment on the full amount of the Shareholder Loan (or part thereof) in accordance with the terms of such Shareholder Loan so acquired pursuant to such sale, transfer or other disposal of a JV Investment (or part thereof);

11.5.3

if CPW sells, transfers or otherwise disposes of all or any part of its JV Investment, CPW shall be entitled to terminate the CPW RCF from the date of such transfer and be repaid all monies (including costs and interest) due thereunder to CPW.

11.6

Conditions applying to transfers

It shall be a condition of any sale, transfer or other disposal of Shares or JV Investment to any person (including a Permitted Transferee) not being an existing JV Shareholder that the transferee shall enter into a deed substantially in the form of Schedule 6 (Deed of Adherence to Joint Venture) agreeing to become party to and to be bound by the terms of this Agreement and to assume the obligations of the transferring JV Shareholder and, thereafter, any reference to a party or a JV Shareholder herein shall be deemed to include (as appropriate having regard to the nature of the JV Investment being transferred) a reference to such transferee as if named herein as a party in such capacity.

11.7

This Clause 11 shall be subject to clause 9 of the Consortium Relief Agreement.

12.

DIVIDENDS

12.1

JV Co shall procure that the Auditors report on the amount of distributable reserves available to JV Co simultaneously with the Auditors’ final preparation of JV Co’s annual accounts. Any distribution of dividends (whether in cash or in specie) in any Fiscal Year to the JV Shareholders shall be:

12.1.1

in an amount as the JV Board shall determine, having regard to the profits available for distribution, their fiduciary duties, reasonable provisions and transfers to reserves and the ability of JV Co to meet its debts and debt obligations as they fall due; and

12.1.2

subject to approval as a JV Shareholder Reserved Matter, in accordance with Clause 6.

13.

RESTRICTIONS ON SHAREHOLDERS

13.1

Restrictions

13.1.1

Each of the JV Shareholders hereby further undertakes to the others and JV Co that it shall not and shall procure that each of its Group Companies shall not at any time whilst any of their respective Group Companies is a JV Shareholder:

13.1.1.1

to an extent that is materially detrimental to the business of the JV Business, either on its own behalf or for or with any other person directly or indirectly:

(a)

approach, canvass, solicit or otherwise endeavour to entice away from any member of the JV Group for its own benefit or the benefit of any other person carrying on business in competition with the JV Business in the JV Countries the business of any person who, at any time during the preceding 12 calendar months, has been a material customer of or material supplier to any member of the JV Group;

(b)

use its knowledge of, or influence over, any material customer of or material supplier to any member of the JV Group, to or for its own benefit or the benefit of any other person carrying on business in competition with the JV Business;

13.1.1.2

either on its own behalf or for or with any other person, directly or indirectly, approach, canvas, solicit or otherwise endeavour to entice away any employee of any member of the JV Group, who has an annual gross remuneration package in excess of £150,000, with a view to the specific knowledge or skills of such person being used by or for the benefit of any person carrying on business in competition with the JV Business in the JV Countries or carrying on any other business in any country.

13.1.2

At any time whilst any of their respective Group Companies is a JV Shareholder, each of the JV Shareholders hereby undertakes not to (whether or not on such party’s own behalf or for or with any other person), and shall procure that each of their respective Group Companiesshall not, engage in, or be otherwise concerned with or interested in, a Competing Business within the territory of:

(a)

any JV Country; or

(b)

any BBY Country.

13.1.3

The provisions of Clause 13.1.2 shall not restrict or otherwise limit, within the territory of the BBY Countries:

13.1.3.1

the business or operations of the BBY Group Companies as such business or operations exist at the date of this Agreement;

13.1.3.2

the business or operations of the BBY Group Companies as such business or operations may evolve or develop, including by logical extension to the business or operations of the BBY Group Companies as such business or operations exist at the date of this Agreement; or

13.1.3.3

the ability of the BBY Group Companies to acquire any Big Box Retailing business or entity in the BBY countries.

13.1.4

Notwithstanding the provisions of Clause 13.1.3, the BBY Mobile Agreement shall apply with respect to any BBY Mobile Competing Business.

13.1.5

At any time whilst any of their respective Group Companies is a JV Shareholder, each of CPW and BBY Hold Co (or any Group Company of CPW or BBY Hold Co) may engage in, or be otherwise concerned with or interested in, a Competing Business in the territory of any European Non-JV Country, provided that such party (the “Offeror”) first offers the other party (the “Offeree”) the right to require that JV Co engages in such Competing Business (the “Offer”). The Offeree shall, before the expiration of the Review Period, notify the Offeror in writing whether it wishes to accept or reject the Offer. If the Offeree accepts the Offer, then, subject to agreement of the JV Board, the Offeree will provide in cash or otherwise (as agreed by the parties in accordance with Clause 13.1.9) to JV Co (or such other entity as the JV Shareholders agree, subject always to Clause 13.1.9, an “Alternative Entity”), an amount equal to 50% of the consideration payable for such Competing Business (the “European Non-JV Contribution”), and JV Co (or an Alternative Entity) shall engage in such Competing Business. If the Offeree does not accept the Offer, the Offer shall not be put to the JV

Board for consideration, and the Offeror may proceed to engage in such Competing Business on its own and solely for its own benefit.

13.1.6

Each of CPW and BBY Hold Co (or any Group Company of CPW or BBY Hold Co) may engage in, or be otherwise concerned with or interested in, a Competing Business in the territory of any country which is not:

(a)

a JV Country;

(b)

a BBY Country; or

(c)

a European Non-JV Country.

13.1.7

Notwithstanding the terms of Clause 13.1.2, and subject to Clause 13.1.3, each of CPW and BBY Hold Co (or any Group Company of CPW or BBY Hold Co) may acquire an Ancillary Competing Business provided that such acquiring JV Shareholder (or its relevant Group Company, as the case may be) notifies the non-acquiring JV Shareholder prior to the completion of the acquisition of the Ancillary Competing Business.

13.1.8

Following receipt of the notice referred to in Clause 13.1.7, the non-acquiring JV Shareholder may notify the acquiring JV Shareholder, before expiration of the Review Period, to indicate whether or not it requires the Ancillary Competing Business to be purchased by JV Co (or, subject to Clause 13.1.9, an Alternative Entity) at Fair Market Value in accordance with the terms of Schedule 5. If the non-acquiring JV Shareholder requires JV Co (or an Alternative Entity) to purchase the Ancillary Competing Business for Fair Market Value, the Ancillary Competing Business shall, immediately upon its acquisition, be transferred into JV Co (or the Alternative Entity) whereupon the non-acquiring JV Shareholder will provide in cash or otherwise (as agreed by the parties in accordance with Clause 13.1.9) to JV Co (or the Alternative Entity), an amount equal to 50% of the Fair Market Value of the acquired Ancillary Competing Business (the “Ancillary Competing Business Contribution”). If, following receipt of the notice referred to in Clause 13.1.7, the non-acquiring JV Shareholder notifies the acquiring JV Shareholder that it does not require JV Co (or an Alternative Entity) to purchase the Ancillary Competing Business, the acquiring JV Shareholder must dispose of the Ancillary Competing Business as soon as reasonably practicable (and in any event within twelve (12)

calendar months of the date of completion of the acquisition of the Ancillary Competing Business).

13.1.9

The parties shall determine and agree in good faith the most tax efficient method by which a Contribution shall be made. In the event that the parties cannot reach agreement, a Contribution shall be structured as an acquisition by JV Co, to be funded by cash lent equally by the JV Shareholders on the terms of the JV Shareholder Loans.

13.1.10

Each party undertakes to the others that it shall not and shall procure that each of its Group Companies shall not for a period of 18 calendar months after the date they cease to be such a JV Shareholder, breach any of the terms of this Clause 13.1.

13.1.11

Each of the undertakings contained in this Clause 13.1 shall be read and construed as an entirely separate and independent undertaking by the parties.

13.1.12

Fair Market Value of the acquired Competing Business for purposes of this Clause 13.1 shall be calculated in accordance with Schedule 5 which shall apply mutatis mutandis to such calculation.

13.2

Delivery of documents

Each JV Shareholder shall, on ceasing to hold a JV Investment, deliver or procure the delivery to JV Co on demand, all plans, budgets, documents provided pursuant to Clause 8 (Information), correspondence, budgets, schedules, documents, records and other materials (whether in eye or machine-readable form) belonging to or relating to the JV Business or JV Co together with all copies thereof (including, without limitation, computer disks) held by it or its agents or advisers and, if required by the remaining JV Shareholders, deliver notice in writing from a director of the JV Shareholder ceasing to hold Shares confirming that it has complied with the terms of this Clause 13.2.

13.3

Reasonableness of restrictions

The restrictions and exceptions thereto set out in this Clause 13 are considered reasonable by the parties and necessary for the protection of their proprietary and commercial interests and those of JV Co.

14.

REPRESENTATIONS AND WARRANTIES

Each party (as appropriate) makes the following representations and warranties in respect of itself in favour of the other parties:

14.1

it is duly registered and the signature, execution and performance of this Agreement and all ancillary documents have been duly authorised and are within its corporate power, and will not give rise to any breach of any instrument, agreement, law, order, judgment or decree by which it is bound;

14.2

all consents, licences or approvals required by law or regulation in order for it to enter into this Agreement have been obtained, are valid, are subsisting and any conditions have been adhered to; and

14.3

the signature, execution and performance of this Agreement and all ancillary documents will not give rise to any breach of any instrument, agreement, law, order, judgment or decree by which such party is bound.

15.

ANNOUNCEMENTS AND CONFIDENTIALITY

15.1

No announcements without agreement

15.1.1

The parties hereby agree to use reasonable efforts to co-ordinate with each other in advance as to the form, content and timing of any announcements regarding the financial performance of the JV Group or the JV Business including without limitation where the matter in question may give rise to a legal or regulatory obligation for either JV Shareholder, and (so far as reasonably practicable) to take into account any reasonable comments of the other party.

15.1.2

Subject to Clauses 15.1.3 and 15.3 and save as required by law or with the prior written consent of the JV Shareholders, no statement or announcement of any nature relating to the subject matter of or the transaction referred to in this Agreement, the Key Agreements or the establishment of JV Co, or any financial data or result relating to the JV Co or the JV Shareholders, shall be made to the public, the press or otherwise unless in a form previously agreed in writing between the JV Shareholders.

15.1.3

Save for the restriction set out in Clause 15.1.2 above, the JV Co shall be entitled to issue press releases or media announcements relating to the day-to-day operations of JV Co without the approval of the JV Shareholders first being obtained.

15.1.4      The parties shall each use their respective reasonable endeavours to make announcements with respect to the financial performance of the JV Group or the JV Business only pursuant to a calendar of announcement dates to be agreed in accordance with Clause 15.1.5.

15.1.5      The parties shall agree a calendar of announcements pursuant to Clause 15.1.4 as soon as reasonably practicable following:

(a)                             the Closing Date, in relation to such announcements to be made during the remainder of the current Fiscal Year; and

(b)                            the commencement of each Fiscal Year (and in any event within 20 Business Days thereof), in relation to such announcements to be made during each such Fiscal Year.

15.2         Confidentiality obligations

15.2.1      Save as provided by Clause 15.3, each party shall (and each JV Shareholder shall procure that each of its Permitted Transferees shall) keep confidential and not disclose to any person any Confidential Information.

15.2.2      Each of the parties agrees with and acknowledges to the others that, before the Closing Date, it has obtained and that during the term of this Agreement it will obtain Confidential Information and, accordingly, each of the parties hereby undertakes to the other and JV Co that it will not at any time after the Closing Date (save by compulsion of law) disclose or divulge any Confidential Information to any person (other than to officers or employees of the JV Group whose province it is to know the same).

15.2.3      Each JV Shareholder and JV Co shall at all times comply in all respects with all relevant legislation and applicable regulations in respect of the protection of information of any nature relating to customers of the JV Co.

15.3         Permitted disclosures

Subject to Clause 15.1 a party may disclose or permit the disclosure of Confidential Information:

15.3.1      to its representatives, advisors, Permitted Transferees or JV Shareholder Group Companies, to the extent necessary to enable it or them to perform or cause to be performed or to enforce any of its rights or obligations under this Agreement provided that such representative, advisor, Permitted Transferee or JV Shareholder Group Companies, has executed a confidentiality undertaking equivalent to that set out in this Clause 15;

15.3.2      when required to do so:

15.3.2.1     by law; or

15.3.2.2     by or pursuant to the rules or any order of any court, tribunal or agency of competent jurisdiction; or

15.3.2.3     by any securities exchange or regulatory or governmental body having jurisdiction over it,

15.3.2.4     provided that the party making the disclosure shall use its reasonable efforts to consult with the other party in advance as to its form, content and timing, and shall (so far as reasonably practicable) take into account any reasonable comments of the other party;

15.3.3      to the extent that the Confidential Information has become publicly available or generally known to the public at the time of such disclosure otherwise than as a result of a breach of this Clause 15; or

15.3.4      if the other parties to this Agreement have given prior written approval to the disclosure.

15.4         Duration of confidentiality obligations

The obligations in this Clause 15 shall continue to apply after termination of this Agreement and after any party has ceased to be party to this Agreement for a period of five years.

16.          TERMINATION

16.1         This Agreement shall remain in full force and effect unless and until terminated in accordance with the provisions of this Clause 16.

16.2         This Agreement shall terminate upon:

16.2.1      one JV Shareholder (except CPW Affiliate) acquiring all of the JV Investment held by the other JV Shareholder (and any shareholder in the JV Co which is its Permitted Transferee) (except CPW Affiliate) pursuant to a Compulsory Transfer, as a result of a Change of Control, pursuant to Clause 20 (Right of First Refusal) or otherwise; or

16.2.2      the making of an order or the passing of an effective resolution for the winding up of the JV Co except in respect of a restructure of JV Co for reasonable business and/or tax restructuring; or

16.2.3      the execution of a written agreement to such effect by all the JV Shareholders.

16.3         The Surviving Provisions shall survive and remain in full force and effect notwithstanding their terms should this Agreement be terminated for any reason.

17.          TRANSFER ON CHANGE OF CONTROL

17.1         On the occurrence of a Change of Control of CPW or BBY Hold Co, as the case may be, the party suffering the Change of Control (“COC Party”), shall within 20 Business Days of completion of the same notify the party not suffering the Change of Control (“Buyer”) of the Change of Control.

17.2         The Buyer shall within 10 Business Days of being notified by the COC Party under Clause 17.1 notify the COC Party as to which of the following options the Buyer wishes to take place:-

17.2.1      that the Buyer shall buy all of the COC Party’s (or of any Permitted Transferee of the COC Party) JV Investment in accordance with this Clause 17, in which case the notice from the Buyer shall constitute a “Buy Notice”;

17.2.2      that the Buyer shall sell all of the Buyer’s (or of any Permitted Transferee of the COC Party) JV Investment to the COC Party in accordance with this Clause 17, in which case the notice from the Buyer shall constitute a “Sell Notice”;

17.2.3      that the Buyer wishes neither to buy nor to sell in accordance with Clauses 19.2.1 or 19.2.2, and instead remain as a JV Shareholder in accordance with the terms of this Agreement.

A failure by the Buyer to serve any notice on the COC Party during such 20 Business Day Period shall be deemed to constitute a notice by the Buyer that it wishes (pursuant to Clause 17.2.3 to remain as a JV Shareholder.

17.3                            Each of CPW and BBY Hold Co shall procure (as the case may be) that each of their respective Permitted Transferees shall act in accordance with the instructions of the JV Shareholder of which it is the Permitted Transferee in order to give effect to the provision of this Clause 17.

17.4                            A Buy Notice shall be deemed to constitute an offer by the Buyer to the COC Party to buy from the COC Party and/or its Permitted Transferee (“Seller”) all (but not some only) of the JV Investment held by the Seller at the Fair Market Value to be completed within the 10 Business Day period referred to in Clause 17.6. Once served, a Buy Notice may not be revoked without the written consent of the COC Party and the COC Party shall be bound to sell and the Buyer shall be bound to buy all of the Seller’s JV Investment at the Fair Market Value.

17.5                            A Sell Notice shall be deemed to constitute an offer by the Buyer to the COC Party to sell to the COC Party all (but not some only) of the JV Investment held by the Buyer at the Fair Market Value to be completed within the 10 Business Day period referred to in Clause 17.6. Once served, a Sell Notice shall not be revoked without the written consent of the COC Party and the Buyer shall be bound to sell and the COC Party shall be bound to buy all of the Buyer’s JV Investment at the Fair Market Value.

17.6                            Following agreement or determination of the Fair Market Value, completion of the sale and purchase under a Buy Notice or Sell Notice (as the case may be) shall (subject to Clause 33) take place at such reasonable time and place (and otherwise in accordance with all applicable time periods herein specified) as the Buyer or Seller (as the case may be) may specify, but being no more than 10 Business Days after such agreement or determination of the Fair Market Value, whereupon the following events described in this Clause 17.6 shall take place (herein collectively referred to as the “COC Completion”):

17.6.1      the party selling shall deliver to the party buying a duly executed transfer or transfers in favour of the party buying, or such other person as it may direct, together with the share certificates in respect of all Shares held by the party selling as part of its JV Investment;

17.6.2      the party selling and the party buying shall execute a sale and purchase agreement incorporating the transfer terms set out in Clause 18 below;

17.6.3      the party selling shall deliver to the party buying a duly executed assignment in favour of the party buying of all of the selling party’s Shareholder Loans.

17.6.4      the party buying shall pay the Fair Market Value, to the party selling by wire transfer or banker’s draft for value, on the date of COC Completion; and

17.6.5      the party selling shall do all such other things and execute all such other documents as the party buying, or such other person as it may direct, may require to give effect to the sale and purchase and/or transfer of all of the JV Investment to the party buying.

17.7                            If any party shall fail or refuse to transfer any of its JV Investment in accordance with its obligations hereunder, the JV Co shall authorise any person to execute and deliver on its behalf the necessary transfer and the JV Co shall receive the purchase money in trust for the party selling and cause the party buying to be registered as the holder of all Shares held by the party selling the relevant part of its JV Investment.  The receipt by JV Co of the Fair Market Value shall be a good discharge to the party buying (and it shall not be bound to see to the application thereof).

17.8                            The party selling hereby agrees that payment to it of such Fair Market Value shall constitute full and final satisfaction of the consideration due to it and, in particular, JV Co’s indebtedness to the party selling in respect of any outstanding amounts drawn down under Shareholder Loans provided by the party selling to JV Co as at the date of COC Completion and, for the avoidance of doubt, the Seller agrees that no interest shall continue to accrue in its favour in respect of such Shareholder Loans from the date of occurrence of such Change of Control.

17.9                            Upon completion of a transfer of all the selling party’s JV Investment in accordance with this Clause 17, the party buying shall use all reasonable endeavours (but, save as provided below, without involving any financial obligations on its part) to procure the release of any guarantees or indemnities given by the party selling (or by any person controlled by or connected with the party selling) to or in respect of the JV Co provided that the reasonable costs in relation thereto shall be borne by the buying party save where such guarantee or indemnity given by the party selling (or by any person controlled by or connected with the party selling) is in form or substance substantially different from that given by the party buying in which event the party selling shall bear such costs.

17.10       Each Shareholder waives any of its rights of pre-emption on the transfer of the Shares  whether contained in the JV Articles of Association, this Agreement or otherwise to the extent necessary to effect the provisions of this Clause 17, Clause 20 or Schedule 4 (Compulsory Transfer).

18.          TRANSFER TERMS

18.1         This Clause sets out the terms on which any Shares are to be transferred under Clause 10 (Transfer of JV Investment), Clause 17 (Transfer on Change of Control), Clause 20 (Right of First Refusal), and Schedule 4 (Compulsory Transfer).

18.2         Any transfer of the Shares shall be on the following terms:

18.2.1      the Shares will be sold with full title guarantee, free from all Encumbrances and third party rights, together with all rights of any nature attaching to them including all rights to any dividends or other distributions declared, paid or made after the date of completion of such transfer;

18.2.2      the party selling shall deliver to the party buying duly executed transfer(s) in favour of the party buying or as it may direct, together with any share certificate(s) for the Shares and a certified copy of any authority under which such transfer(s) is/are executed and, against delivery of the transfer(s), the party buying shall pay the consideration for the Shares to the party selling in cleared funds for value on the relevant completion date;

18.2.3      the parties shall ensure (insofar as they are able) that the relevant transfer or transfers (subject to their being duly stamped, stamp duty to be paid by the party buying) are registered in the name of the party buying or as it may direct;

18.2.4      the party selling shall do all such other things and execute all other documents (including any deed) as the party buying may reasonably request to give effect to the sale and purchase of the Shares;

18.2.5      if requested by the party buying, the party selling shall ensure that all the JV Directors appointed by it or any of its Group Companies resign and the resignation(s) take effect without any liability on the JV Co for compensation for loss of office or otherwise.

19.          STRATEGIC OPTIONS

At least once in every three consecutive years after the Closing Date the JV Board shall be entitled to appoint a reputable Investment Bank to review the JV Group and the JV Business and report to the JV Board  on potential future strategic options for the JV Group and the JV Business including any potential Exit.

20.          RIGHT OF FIRST REFUSAL

20.1                            At any time during an Exit Period each JV Shareholder (the “Selling Party”) shall be entitled to give a sealed written notice to the Receiving Agent providing the other JV Shareholder (the “Continuing Party”) with written notice (a “Transfer Notice”) of the Selling Party’s offer to sell all (and not part) of its JV Investment to the Continuing Party. A Transfer Notice once served on the Receiving Agent shall be irrevocable.

20.2                            The Receiving Agent shall not communicate to any JV Shareholder during any Exit Period as to whether or not he has received any sealed written notices pursuant to Clause 20.1 the Receiving Agent shall not open any Transfer Notice(s) until after the expiry of the relevant Exit Period unless all the JV shareholders agree otherwise in writing, at which stage it/they shall be opened by the Receiving Agent in the presence of a representative of each JV Shareholder at 9 am on the first Business Day after the expiry of the relevant Exit Period at the registered office of JV Co (“Start Date”). If any one of such representatives do not attend such meeting the Receiving Agent may still open such notices and advise the JV Shareholders of the contents in writing as soon as reasonably possible and in any event no later than three Business Days thereafter (such date also being the “Start Date”).

20.3                            If both JV Shareholders have delivered a Transfer Notice to the Receiving Agent the remaining provisions of this Clause 20 (except Clauses 20.8 and 20.9) shall not apply and the JV Shareholders shall acting reasonably and in good faith discuss alternative and mutually beneficial options in respect of their respective JV Investments including without limitation any potential Exit.

20.4                            If only one JV Shareholder serves a Transfer Notice the Continuing Party shall have the right (but no obligation) to buy all (but not part) of the JV Investment of the Selling Party, at the price set out in Clause 20.5 first by giving a notice of intention within 20 Business Days and then by giving notice (the “Acceptance Notice”) to the Selling Party within 60 Business Days of the Start Date (the “Acceptance Period”). An Acceptance Notice once served on the Selling Party shall be irrevocable.

20.5                            The price shall equal 60% of the Fair Market Value of the JV Investment of the Selling Party as agreed between the Selling Party and the Continuing Party or as determined in accordance with Schedule 5 (Fair Market Value).

20.6                            Following service of an Acceptance Notice on the Selling Party the Continuing Party shall be bound to buy and the Selling Party shall be bound to sell (in each case subject only to any necessary approvals of its shareholders in general meeting and any Regulatory Approvals and any reasonable period of time in which to obtain such approvals) the JV Investment of the Selling Party and, in such event, completion of the sale and purchase of the JV Investment of the Selling Party shall take place within 40 Business Days after the agreement or determination of the price in accordance with Clause 20.5 and on the terms contained in Clause 20 and any such other terms as agreed by the Selling Party and the Continuing Party. Unless the Selling Party and Continuing Party decides otherwise (such matter shall not be a deadlock matter) the price shall be paid in cash and in full on completion of such sale and purchase.

20.7                            If the Continuing Party does not serve an Acceptance Notice pursuant to Clause 20.4, the Selling Party shall be entitled (but not obliged) within a period of 60 Business Days commencing immediately after the end of the Acceptance Period (“Sale Period”) to enter into a legally binding agreement to transfer all (but not part) of its JV Investment on bona fide arm’s length terms (which shall comply with Clause 12.6) to a Permitted Third Party at any price. For the avoidance of doubt the Selling Party shall not be entitled to enter into such legally binding agreement after the end of the Sale Period.

20.8                            The JV Shareholders shall not be entitled to serve a Transfer Notice if a notice has been served under Clause 17 (Transfer on Change of Control) or under Schedule 4 (Compulsory Transfer).

20.9                            Any time period referred to in this Clause 20 shall be deemed inclusive of the first and last day of such time period.

21.                               INADEQUACY OF DAMAGES

Without prejudice to any other rights or remedies that a party may have, each party acknowledges and agrees that damages alone would not be an adequate remedy for any breach of the terms of this Agreement by another party. Accordingly, a party shall be entitled, without proof of special damages, to the remedies of injunction, specific performance or other equitable relief for any threatened or actual breach of the terms of this Agreement.

22.                               TAX

The provisions of Schedule 8 shall apply in relation to Tax.

23.                               ENTIRE AGREEMENT AND SEVERANCE

23.1                            Entire agreement

This Agreement, together with the Key Agreements, sets out the entire agreement between the parties, and supersedes any previous agreement between them in relation to the subject matter of this Agreement and the Key Agreements (including any relevant term sheets).

23.2         Acknowledgment by parties

Each party acknowledges that:

23.2.1      in entering into this Agreement and the Key Agreements, it does not rely on, and shall have no remedy in respect of, any representation (whether negligent or otherwise) made to it by any person (whether a party to this Agreement or not) which is not expressly set out or referred to in this Agreement;

23.2.2      the only remedy available to it in respect of any representation or warranty expressly set out or referred to in this Agreement shall, except where expressly provided for in this Agreement, be for breach of contract in respect of that term of this Agreement; and

23.2.3      nothing in this Clause 23 shall operate to exclude or restrict any liability for fraud or fraudulent misrepresentation.

23.3         Conflict between agreements

The parties intend that the provisions of the SPA shall prevail over this Agreement, the JV Constitutional Documents, the Key Agreements and any other agreements entered into between the parties in relation to the JV Business in the event of conflict and, accordingly, the parties shall, if necessary, exercise all voting and other rights and powers available to them whether as JV Shareholders or otherwise, or under this Agreement, to procure any amendment to the JV Constitutional Documents, the Key Agreements and any other agreements entered into between the parties in relation to the JV Business required to give effect to the provisions of this Agreement.

23.4         Severance

If any provision of this Agreement or part thereof is rendered void, illegal or unenforceable in any respect (whether against all or only some of the parties), the validity, legality and enforceability of the remaining provisions (and such aforesaid provision against the other parties) shall not in any way be affected or impaired thereby.

23.5         No agency

Nothing in this Agreement, and no action taken under this Agreement, shall create a relationship of principal and agent between any of the parties or (save as otherwise stated herein) otherwise authorise any party to bind any other party for any purpose.

24.          AMENDMENTS

24.1         This Agreement may not be changed, altered, waived or, save as in accordance with this Agreement, terminated without the written consent of the parties to it.

24.2         The parties undertake to negotiate in good faith any amendments to this Agreement for purposes of accommodating any future changes in the regulatory environment which governs telecommunications in any JV Country.

25.          NO ASSIGNMENT

Save as results from a transfer of Shares and/or a JV Investment as permitted under this Agreement, no party may assign its rights under this Agreement without the consent of the other parties.

26.          REMEDIES AND WAIVERS

26.1         No waiver or discharge

No default by any party in the performance of or compliance with any provision of this Agreement shall be waived or discharged except with the express written consent of all other parties.  A waiver by a party of a default by another party will not prevent the first party from subsequently requiring compliance with the waived obligation.

26.2         Saving for future waivers

No waiver by any party of any default by another party in the performance of or compliance with any of the provisions of this Agreement shall operate or be construed as a waiver of any other or further default whether of a like or different character.

26.3         Failure to exercise not a waiver

26.3.1      No failure to exercise, nor delay or omission by any party in exercising, any right, power or remedy conferred on it under this Agreement or provided by law shall except with the express written consent of that party:

26.3.1.1      affect that right, power or remedy; or

26.3.1.2      operate as a waiver of it.

26.3.2      No single or partial exercise by any party of any right, power or remedy shall prevent any further exercise of that right, power or remedy or the exercise of any other right, power or remedy.

26.4         Rights and remedies cumulative

The rights, powers and remedies conferred on the parties by this Agreement are cumulative and not exclusive of any rights, powers and remedies provided by law or otherwise.

27.          COSTS

Save where expressly agreed to the contrary, each party shall bear the legal, accountancy and other costs and expenses incurred by it in connection with the preparation and implementation of this Agreement and the Key Agreements.

28.          DURATION

The rights and obligations of each JV Shareholder shall continue and be enforceable by or against it only while it or any of its Permitted Transferees is a JV Shareholder save for:

28.1         the Surviving Provisions  which shall continue to have effect notwithstanding a party ceasing to be a JV Shareholder or termination of this Agreement; and

28.2         rights and obligations in respect of antecedent breaches of this Agreement or the JV Constitutional Documents.

29.          TIME OF THE ESSENCE

Time shall be of the essence for the purposes of any provision of this Agreement.

30.          COUNTERPARTS

This Agreement may be executed in any number of counterparts and by the parties on separate counterparts.  Each counterpart shall constitute an original of this Agreement, but together the counterparts shall constitute one document.

31.          NOTICES

31.1         Service

Any notice or other communication to be given under this Agreement shall be in writing and shall be delivered by hand or sent by prepaid registered mail, and shall be addressed to the party to be served at the address specified below:

BBY Hold Co
Keith Nelsen
c/o Premier Corporate Services, Inc.
590 Park Street
Suite 6
St Paul, Minneapolis
55103, USA

With a copy to:

Attention: General Counsel, International
7001 Penn Avenue South
Richfield MN
55423 USA

BBY Distributions

Keith Nelsen
100 New Bridge Street
London EC4V 6JA
United Kingdom

The Carphone Warehouse Group PLC and CPW Retail Holdings Limited

Company Secretary and Chief Financial Officer

1 Portal Way
London
W3 6RS

or to such other address as a party may notify to each other party in writing as being its address for such purpose.

31.2         Receipt

31.2.1      Any notice sent by any party to any other (“Addressee”) which:

31.2.1.1

is delivered by hand during the normal business hours of the Addressee at the Addressee’s address shall be deemed, until the contrary is proved by the Addressee, to have been received by the Addressee at the time of delivery or, if outside such normal business hours, at the opening of business on the next following Business Day;

31.2.1.2

is posted by prepaid registered mail to the Addressee at the Addressee’s address shall be deemed, until the contrary is proved by the Addressee, to have been received by the Addressee on the fifth Business Day after the date of posting.

31.2.2      Notwithstanding anything contained to the contrary in this Agreement, any notice written or otherwise actually received by one party from another party shall be adequate notice to such party, unless otherwise required by any provision of this Agreement.

31.3         BBY Hold Co shall at all times maintain an agent for service of process in England in relation to any matter arising out of or in connection with this Agreement. Such agent shall be BBY Distributions and service of any claim form, judgment or other notice of legal process shall be sufficiently served on such party if served upon such agent.

31.4         BBY Hold Co shall inform CPW in writing of any change in its process agent or the address of its process agent within 14 days of such change provided that any new agent must be of a similar good standing to the original agent and have an address in England.

32.          CONTRACTS (RIGHTS OF THIRD PARTIES) ACT 1999

32.1         JV Co shall be entitled, as a third party beneficiary, to enforce the provisions of Clause 3 (Shareholder Assurances), by reason of the Contracts (Rights of Third Parties) Act 1999.  This right is subject to:

32.1.1      the rights of the parties to amend or vary this Agreement without the consent of JV Co; and

32.1.2      the other terms and conditions of this Agreement.

32.2         Except as provided in 32.1, a person who is not a party to this Agreement shall have no right under the Contracts (Rights of Third Parties) Act 1999 to enforce any of its terms.

33.          SHAREHOLDER APPROVAL

Notwithstanding any time period stated in the Agreement, time shall be given to CPW and BBY Hold Co to obtain any necessary shareholder approval or non-approval (as their respective shareholders shall decide) pursuant to Chapter 10 and/or 11 of the Listing Rules or pursuant to the rules of the SEC, as appropriate, where such rules are applicable to any event or action or decision required to be taken under or pursuant to this Agreement. CPW and BBY Hold Co shall each act in good faith and in a reasonably timely manner in procuring the holding of a general meeting of their respective shareholders for the purposes of obtaining any such approval, or non-approval as the case may be.

34.          GOVERNING LAW

This Agreement is governed by and is to be construed in accordance with the laws of England and Wales.  Unless otherwise stated in this Agreement, the parties hereby irrevocably submit to the Dispute Resolution Procedure.  The parties confirm that the forums provided for in the Dispute Resolution Procedure are not inconvenient forums and each party irrevocably waives any right it may have to object to their jurisdiction on the grounds of inconvenience or otherwise.

SCHEDULE 1

PARTICULARS OF JV CO IMMEDIATELY AFTER CLOSING

Name:	CPW Distribution Holdings Limited

Registered Number:	6534088

Registered Office:	1 Portal Way, London, W3 6RS, UK

Subsidiaries:	The JV Subsidiaries

Shareholders:	The Carphone Warehouse Group PLC – 49% of the issued Ordinary Shares CPW Retail Holdings Limited – 1% of the issued Ordinary shares Best Buy Distributions Limited – 50% of the issued Ordinary Shares

Accounting Reference Period:	31 March

Auditors:	Deloitte & Touche LLP

SCHEDULE 2

JV SUBSIDIARIES

Part 1

UK Subsidiaries

The Carphone Warehouse Limited (Co. No. 2142673)

The Carphone Warehouse UK Limited (Co. No. 3827277)

CPW Co 16 Limited ( Co. No. 6617436)

Mobiles.co.uk Limited (Co. No. 6320783)

The Phone House Holdings (UK) Limited (Co. No. 3663563)

Geek Squad UK Limited (Co. No. 6032807)

ISE-Net Solutions Limited (Co. No. 2881162)

Talk Mobile Limited (Co. No. 4154716)

Fresh Telecom Limited (Co. No. 3843665)

Evergreen Services Holdings Limited (Co. No. 2441554)

Evergreen Services (2) Limited (Co. No. 4682207)

Cellcom Limited (Co. No. 1847868)

Spinvox Limited (Co. No. 4825183)

Note:

CPW Mobile Limited (Co. No. 6330995) and its subsidiary company CPW Co 16 Limited (Co. No. 6617436) will not be subsidiary companies of Newco on the Closing Date.

Part 2

European Subsidiaries

The Carphone Warehouse Limited (Ireland)

Compro- Telematics BV (The Netherlands)

Provitel Groothandel BV (The Netherlands)

The Phone House BV (The Netherlands)

The Phone House NV (Belgium)

The Phone House Deutschland GmbH (Germany)

The Phone House Netherlands Business Centers BV (The Netherlands)

The Phone House Netherlands BV (The Netherlands)

The Phone House Netherlands Franchise BV (The Netherlands)

The Phone House Netherlands Retail BV (The Netherlands)

The Phone House Netherlands Retail Regio Midden BV (The Netherlands)

The Phone House Netherlands Retail Regio Noord BV (The Netherlands)

The Phone House Netherlands Retail Regio Zuid BV (The Netherlands)

The Phone House Services GmbH (Germany)

The Phone House Shop Management GmbH (Germany)

The Phone House Telecom Gmbh (Germany)

GEAB The Phone House AB (Sweden)

Helvetiatel GmbH (Switzerland)

MSG The Phone House AB (Sweden)

MTIS Limited (Ireland)

New Technology Insurance (Ireland)

N-Tel Telecom GmbH (Switzerland)

Sociedade Gestora de Participcoes Socias SA

OSFONE- Comercio de Aparelhos de Telecomunicacoes Lda

OSFONE NEGOCIOS- Comercio de Aparelhos de Telecomunicacoes Lda

The Phone House Holdings (UK) Spanish branch

The Phone House Direct S.L (Spain)

The Phone House Movil S.L.U (Spain)

Phonehouse International AB (Sweden)

Telechoice Espana SA (Spain)

The Phone House Canarias S.L.U (Spain)

The Phone House SAS (France)

The Phone House LTDA (The Phone House Comercio e Aluguer de bens e Services Lda) (Portugal)

The Phone House SA (Switzerland)

The Phone House Services Telecom SAS (France)

The Phone House Spain S.L (Spain)

TPH Trading France EURL

Talktalk Telecom  GmbH (Switzerland)

Xtra Telecom SA (Spain)

F.M. Investments B.V.

F.M. Development B.V.

Typhone E-Concepts B.V.

F.M. Corporate Communications B.V.

Part 3

US Subsidiary

BBY Consulting LLC (50% owned by the BBY Hold Co Group)

SCHEDULE 3

RESERVED MATTERS

Part 1

Consolidation Reserved Matters

1.             Selecting, appointing, terminating and setting the compensation (including any bonus, profit sharing or other incentive scheme) of the CEO, CFO and COO.

2.             Establishing and approving the annual capital expenditure budget of the JV Group in the ordinary course of business in each Fiscal Year.

3.             Establishing and approving the annual operational and financial budget of the JV Group in the ordinary course of business in each Fiscal Year.

Part 2

JV Shareholder Reserved Matters

The following shall apply in respect of every member of the JV Group:

1.             any material change in nature of the JV Business;

2.             any modification to the JV Constitutional Documents including any alteration to the rights attaching to the Shares;

3.             increasing the share capital of JV Co or authorising or issuing any Shares or rights to subscribe for or convert into or call for the issue of such Shares;

4.             redeeming, purchasing or otherwise acquiring any of the JV Co’s issued Shares;

5.             entering into or amending any contractual arrangement with any Related Party except as provided for in the Key Agreements and except pursuant to Clause 3.5 (SPA);

6.             liquidating, dissolving or otherwise taking any steps to effect a recapitalisation or reorganisation of JV Co;

7.             selling, leasing, assigning or charging all or any substantial portion of JV Co’s assets or undertaking;

8.             except in respect of working capital in the ordinary course of business disposing or acquiring any asset, undertaking or stock with a value in excess of £25 million in a single or a number of related transactions;

9.             incorporating any new subsidiary or acquiring any share in any other company;

10.           entering into any joint venture or partnership or non-arm’s-length arrangement with any person;

11.           instigating or settling any litigation proceedings with a value of more than £1 million (including against a JV Shareholder or Group Company or other party to this Agreement in respect of a breach of this Agreement), except if a JV Shareholder is conflicted, when in such circumstances the JV Directors appointed by the non-conflicted JV Shareholders only shall decide upon such matter;

12.           entering into any lease or licences of any property with an annual rental value of more than £3 million in any Fiscal Year;

13.           incurring any indebtedness (except Shareholder Loans and the CPW RCF) of any nature (including any guarantee or indemnity of any third party liability or obligation) which is outside the ordinary course of business for more than £25 million except as specifically provided for in any annual operational and financial budget;

14.           subject to paragraph 15 below, making to any party any loans or any other form of credit other than in the ordinary course of business in excess of £25 million;

15.           making any loan or form of credit to any Related Party;

16.           making any material decisions towards any Exit;

17.           changing the Auditors;

18.           amending any Key Agreement or any other material contract entered into by JV Co from time to time (such other material contracts being contracts in excess of £1 million in respect of a single or number of related material contracts);

19.           declaring or paying any dividends or other distributions upon any of the Shares in accordance with Clause 12 (Dividends);

20.           altering the accounting reference date or changing the accounting policies of any member of the JV Group;

21.           entering into any factoring agreement in respect of any debts other than in the ordinary course of business;

22.           appointing any additional JV Directors resulting in the total number of JV Directors being more than 6 (Six).

SCHEDULE 4

COMPULSORY TRANSFER

1.             Compulsory Transfer Events

A JV Shareholder (for the purposes of this Schedule 4, a “Compulsory Transferor”) shall be obliged to sell its JV Investment in accordance with the terms of this Schedule 4 if, in relation to any JV Shareholder or a JV Parent who is not an individual (for the purposes of this paragraph 1 only, an “Undertaking”):

1.1           a petition shall be presented and advertised for the making of an administration order in relation to such Undertaking or if an effective resolution is passed for the winding-up of such Undertaking except for the purpose of a solvent reconstruction or amalgamation or where such petition has been withdrawn within 20 Business Days of it being presented; and/or

1.2           any encumbrance shall take possession or an administrative receiver or a receiver shall be validly appointed over the Undertaking, property and assets of such Undertaking or any part thereof; and/or

1.3           analogous circumstances have occurred in respect of such Undertaking in any country whatsoever,

each of the events listed in paragraphs 1.1 to 1.3 above being a “Compulsory Transfer Event”.

2.             Consequences of a Compulsory Transfer Event

2.1           If a Compulsory Transfer Event occurs the other JV Shareholder not being the Compulsory Transferor (“Other Shareholder”) shall be entitled to serve a notice (“Compulsory Transfer Notice”) within 10 Business Days of the occurrence of such Compulsory Transfer Event on the Compulsory Transferor requiring the Compulsory Transferor to transfer all of its JV Investment to the Other Shareholder held by the Other Shareholders at the time of the Compulsory Transfer Event in consideration for the payment by the Other Shareholder(s) of:

2.1.1        an amount equal to the par value of the Shares in respect of its Shares; and

2.1.2        an amount equal to all outstanding amounts drawn down by the JV Group under the JV Shareholder Loan provided by the Compulsory Transferor (together with if CPW is the Compulsory Transferor all outstanding amounts drawn down by the JV Group under the CPW RCF) to the JV Group (together with accrued, but unpaid, interest thereon) as at the date of the Compulsory Transfer Event,

(together the “Unadjusted Compulsory Disposal Amount”) such Unadjusted Compulsory Disposal Amount to be increased or decreased by way of an early prepayment charge or deduction (as the case may be) in respect of such Shareholder Loans as follows:

2.1.3        if the Unadjusted Compulsory Disposal Amount is less than 50% of the Fair Market Value of the Compulsory Transferor’s JV Investment, the Other Shareholder shall pay an additional amount equal to the difference between 50% such Fair Market Value of the Compulsory Transferor’s JV Investment and the Unadjusted Compulsory Disposal Amount;

2.1.4        if the Unadjusted Compulsory Disposal Amount is greater than 50% of the Fair Market Value of the Compulsory Transferor’s JV Investment, the Unadjusted Compulsory Disposal Amount payable by the Other Shareholder shall be reduced by an amount equal to the difference between the Unadjusted Compulsory Disposal Amount and 50% of such Fair Market Value of the Compulsory Transferor’s JV Investment,

(the total amount payable to a Compulsory Transferor pursuant to this paragraph 2.1 being the “Compulsory Sale Amount”), provided always that in no circumstances shall the Compulsory Sale Amount exceed 50% of such Fair Market Value of the Compulsory Transferor’s JV Investment as at the date of the Compulsory Transfer Event.

2.2           Application of the Compulsory Sale Amount

The Compulsory Transferor hereby agrees that receipt of the Compulsory Sale Amount shall constitute full and final satisfaction of the Compulsory Transferor’s JV Investment and, in particular, JV Co’s indebtedness to the Compulsory Transferor in respect of any outstanding amounts drawn down by the JV Group under the Shareholder Loan provided by the Compulsory Transferor to (together with if CPW is the Compulsory Transferor all outstanding amounts drawn down by the JV Group under the CPW RCF) to the JV Group as at the date of the Compulsory Transfer Event and for the avoidance of doubt the Compulsory Transferor agrees that no interest shall continue to accrue to it in respect of such indebtedness from the date of the Compulsory Transfer Event.

2.3           In the event that a Compulsory Transfer Event specified in paragraph 1.2 above applies, and the Other Shareholder has served a Compulsory Transfer Notice on the Compulsory Transferor in respect thereof then the Other Shareholder shall make available to JV Co a Shareholder Loan in an amount equal to the Shareholder Loan the Compulsory Transferor has opted not to provide. The Other Shareholder(s) may not revoke a Compulsory Transfer Notice.

2.4           With effect from the service of a Compulsory Transfer Notice:

2.4.1        no further Shares shall be issued or required to be offered to the Compulsory Transferor;

2.4.2        the Compulsory Transferor and any JV Director appointed by the Compulsory Transferor shall be deemed to have resigned forthwith and forthwith cease to be required in order to form a quorum at meetings of JV Shareholders and the JV Board (as the case may be) and the decision of the Other Shareholder or JV Directors or appointed by the Other Shareholder(s) (as appropriate) on such issues shall in all cases prevail.  The Compulsory Transferor shall indemnify JV Co against any and all claims whatsoever that may arise from any JV Director being deemed to resign in accordance with this paragraph 2.4.2; and

2.4.3        the Compulsory Transferor shall be deemed to have ceded its right to vote and/or receive dividends in respect of its Shares in favour of the Other Shareholder.

3.             Transfer duties

Any transfer duties payable as a result of any transfer required pursuant to the terms of this Schedule 4 shall be borne by the Compulsory Transferor and if the Other Shareholder pays any such transfer duties the Compulsory Transferor agrees that it shall pay to such Other Shareholder an amount equal to such transfer duty within 5 Business Days of a demand for payment from such Other Shareholder.

SCHEDULE 5

FAIR MARKET VALUE

The following provisions shall apply for the purposes of determining Fair Market Value:

1.             Calculation of Fair Market Value

1.1           This Schedule outlines the scope and nature of the calculation of Fair Market Value and, if the JV Shareholders cannot agree Fair Market Value, the appointment of an independent expert (“Independent Expert”) to determine Fair Market Value.

1.2           In the event a calculation of Fair Market Value is required in accordance with this Agreement by the JV Shareholders, any JV Shareholder may notify the other JV Shareholder (the date or deemed date of receipt of such notice being the “Notification Date”) and the JV Shareholders will seek to agree a sum equal to Fair Market Value between themselves within a period of 15 Business Days, or such additional time as agreed between the JV Shareholders, of the Notification Date (“Initial Consideration Period”).

2.             Appointment of Independent Expert

2.1           In the event the JV Shareholders do not agree a sum equal to Fair Market Value in accordance with paragraph 1.2, they will each use their reasonable endeavours to agree upon the appointment of the Independent Expert, which will be an investment bank, within 3 Business Days of the expiry of the Initial Consideration Period (“Appointment Period”).

2.2           At the commencement of the Appointment Period, the JV Shareholders must also instruct the Auditors to select (but not appoint) a suitable investment bank to act as Independent Expert (including ascertaining the availability of the investment bank to perform that role).

2.3           In the event that the JV Shareholders are unable to reach agreement upon an Independent Expert within the Appointment Period, subject to paragraph 11, they shall appoint as independent expert the suitable investment bank selected by the Auditors for that purpose pursuant to paragraph 2.2 and that appointment will be made within two Business Days after the expiry of the Appointment Period.

3.             Instruction to Independent Expert

Forthwith upon the appointment of the Independent Expert, the JV Shareholders will instruct the Independent Expert to calculate and determine in writing the sum which in its opinion represents the Fair Market Value for the relevant JV Investment in accordance with the provisions of this Schedule 5.

4.             Valuation principles

4.1           The Independent Expert will determine the Fair Market Value of the relevant JV Investment between a willing buyer and a willing seller with no premium for control or discount for a minority shareholding taking into account the matters set out in paragraph 4.3 and such other matters that the Independent Expert considers appropriate in its reasonable discretion.

4.2           The JV Shareholders may make submissions to the Independent Expert as to the valuation methodology to be applied in the circumstances giving rise to the valuation of the Fair Market Value in accordance with their rights to make submissions in paragraph 7.3.

4.3           The Fair Market Value shall be calculated by the Independent Expert in accordance with this Schedule 5 as follows:

4.3.1        for the purposes of Schedule 4 (Compulsory Transfer) and Clause 17 (Transfer of a Change of Control) the Fair Market Value shall be calculated as at the date (as the case may be) of the Compulsory Transfer Event or the Business Day immediately prior to the completion of the Change of Control;

4.3.2        for the purposes of Clause 13.1.8 the Fair Market Value shall be calculated as at the day the Competing Business was acquired;

4.3.3        for the purposes of Clause 20 the Fair Market Value shall be calculated as at the date of the Acceptance Notice;

4.3.4        no addition or discount shall be made in respect of any effect the Change of Control, including JV Co being owned by a Competitor, may have on the Fair Market Value;

4.3.5        no addition or discount shall be made to reflect the fact that the JV

Investment might constitute a minority interest or a majority interest, nor the provision of Clause 5.5 (Consolidation Reserved Matters); and

4.3.6

no addition or discount shall be made to reflect the fact that any licence agreement entered into pursuant to Clause 2.2.1 may be terminated or are terminated as a result of the Compulsory Transfer Event or the Change of Control.

5.             Expert not arbitrator

The Independent Expert will act as a third party expert charged with giving a binding determination and not as an arbitrator, and the Independent Expert’s decision will be final and binding on the JV Shareholders.

6.             Relevant date for purpose of assessment

The relevant date for the purposes of calculation of Fair Market Value of the relevant JV Investment, referred to as “the date of valuation” in this Schedule 5, will be the relevant date referred to in paragraph 4.3 of this Schedule 5.

7.             Independent Expert’s due diligence

To perform the assessment of Fair Market Value, the Independent Expert will be permitted to conduct due diligence as follows:

7.1           review of the business and financial information of JV Co;

7.2           discuss (as the Independent Expert shall in its sole discretion decide) with the JV Shareholders and/or the JV Board and/or and JV Management Team the current operations, financial conditions and positioning within the industry, strategic guidelines and prospects, including any plans approved in accordance with this Agreement for expansion in other product areas; and

7.3           the Independent Expert will take account of any written representations made by the JV Shareholders only where such representations are provided to the Independent Expert no later than 5 Business Days before the assessment of Fair Market Value is due under paragraph 9 of this Schedule 5.

8.             Co-operation with the Independent Expert

Subject to any principle of law or ruling of any regulatory body to the contrary, the JV Shareholders will afford as soon as reasonably practicable upon request and to the Independent Expert all facilities and access to their respective premises, personal papers, books, accounts, records, returns and other documents as may be in their respective possession or under their respective control so far as such records and documents may be reasonably required by the Independent Expert to make its determination.

9.             Timing of determination

The Independent Expert shall be instructed to and will finalise its assessment of Fair Market Value within 20 Business Days of referral.

10.          Cost of Independent Expert

Each of the JV Shareholders will bear the costs and expenses of all advisers, witnesses and employees retained by it and the costs and expenses of the Independent Expert will be borne by:

10.1         the Compulsory Transferor, in the case of a Compulsory Transfer Event; and

10.2         the JV Shareholders pro rata to their respective holdings of Shares, in any other case.

11.          Terms of engagement

The terms of appointment of the Independent Expert will be agreed upon at the time the engagement is undertaken.  Failing agreement on the terms of appointment, the Independent Expert’s reasonable standard form terms and usual conditions applicable to valuation work will apply.

SCHEDULE 6

DEED OF ADHERENCE TO SHAREHOLDERS’ AGREEMENT

By this deed [I] [we] [of] [whose registered office is at] ☐ who intend[s] to become the holder[s] of ☐ ordinary Shares of ☐£[           ]1 each in the issued share capital of [                 ] a company registered in England and Wales (company number[                ]) whose registered office is at [                      ](“JV Co”) hereby agree that as and with effect from ☐ [I] [we] will observe, perform and be fully bound by and assume the benefit of the provisions of a shareholders agreement dated ☐ and made between (1) The Carphone Warehouse Group plc, (2) Best Buy Co., Inc., (3) Best Buy Distributions Limited and (4) CPW Distribution Holdings Limited (a copy of which is attached to this deed [together with copies of [insert details of any instrument modifying the original agreement]] and has been initialed by [me] [us] for identification purposes) in all respects as if [I] [we] [was] [were] an original party to the Shareholders Agreement and [was] [were] referred to therein as the JV Shareholder.

IN WITNESS of which this deed has been executed and delivered on the date hereof

EXECUTED (but not delivered until the date	)

hereof) as a deed by a director:
)

)

)

Director

Witness

SCHEDULE 7

EUROPEAN COUNTRIES

Albania

Andorra

Armenia

Austria

Azerbaijan

Belarus

Belgium

Bosnia and Herzegovina

Bulgaria

Croatia

Cyprus

Czech Republic

Denmark

Estonia

Finland

France

Georgia

Greece

Hungary

Iceland

Italy

Kazakhstan

Kosovo

Latvia

Liechtenstein

Lithuania

Macedonia

Malta

Moldova

Monaco

Motenegro

Norway

Poland

Romania

Russia

San Marino

Serbia

Slovakia

Slovenia

Switzerland

Ukraine

SCHEDULE 8

TAX

Part A - Tax Conduct

1.             PREPARATION OF TAX DOCUMENTS

1.1           Save as provided below and subject to the provisions of Schedule 7 to the SPA, CPW (or such professional advisers as CPW may select subject to BBY Distributions’ approval (as to both professional adviser and as to the scope of the service to be performed) as to independence as defined by the US Securities and Exchange Commission and/or other US regulatory bodies) shall be responsible for:

(a)                                  the preparation, authorisation and submission of all notices, elections, claims, returns, computations and ancillary information relating to Tax of each member of the JV Group (the “JV Tax Documents”);

(b)                                 the preparation and submission of all correspondence relating to such JV Tax Documents; and

(c)                                  the negotiation and agreement of all matters relevant to the Tax position of the JV Group,

for both periods before and after Closing.

1.2           CPW shall procure (to the best of its endeavours) that no JV Tax Document is submitted to any tax authority which is not true and accurate in all material respects.

1.3           CPW, shall not be directly responsible for the matters outlined in paragraphs 1.1 and 1.2 above in respect of the members of the JV Group which are not resident for tax purposes in the UK in respect of periods commencing on or after Closing.  However, CPW undertakes that it shall supervise to the extent it can and support those members of the JV Group which are not resident for tax purposes in the UK in carrying out their respective obligations referred to above and, together with BBY Distributions, shall procure those companies carry out their respective obligations set out in this Schedule.

2.             CARRY BACK OF TAX LOSSES OR OTHER PREJUDICIAL ACTION

2.1           None of BBY Distributions, CPW or CPW Affiliate shall, unless otherwise agreed, do any act or thing (including, in particular, the carry back of losses from accounting periods ending after Closing) after Closing which:

(a)           might affect a Company’s liability to make claims or allowances or Reliefs in respect of any period ending on or prior to the Closing Date; or

(b)           would reduce or extinguish any allowance relating to any period ending on or prior to the Closing Date.

2.2           None of BBY Distributions, CPW or CPW Affiliate shall, unless agreed by them to the contrary, amend, disregard, withdraw or disclaim any elections, claims or benefits or disclaim any initial or writing down allowances or any other capital allowances in respect of any period ending on or prior to the Closing Date.

3.             ACCESS TO TAX DOCUMENTS AND RIGHT TO COMMENT

3.1           CPW shall provide or, in respect of the non-UK tax resident members of the JV Group, procure that there shall be provided BBY Distributions with copies of all tax returns submitted for each member of the JV Group and any other tax returns which are required to be submitted in relation to the JV Group within 15 Business Days of the submission of such returns.

3.2           BBY Distributions and CPW (to the extent that it does not already have such access) shall be afforded access (including the taking of copies) to all JV Tax Documents and any other information (including information in relation to the computation of any Tax return) it may require in relation to the Tax position of any member of the JV Group.

3.3           Notwithstanding paragraph 1.1 above, BBY Distributions shall be entitled to request a draft of any JV Tax Document from CPW in respect of the UK tax resident members of the JV Group or from the relevant non-UK tax resident member of the JV Group (where applicable) and comment on any such JV Tax Document in advance of its submission, provided that it gives CPW reasonable notice of its intention to comment on such JV Tax Document.

4.             NEGOTIATIONS WITH TAX AUTHORITIES

4.1           The provisions of the Schedule 7 to the SPA shall apply in respect of any notice, demand, assessment, letter or other document issued or action taken by or on behalf of a tax authority or any person (including any member of the JV Group) indicating that any person is or may be placed or sought to be placed under a Tax liability, being a Tax liability which would give rise to a liability for the Seller under Schedule 7 to the SPA and in respect of any Group Relief Claims between the JV Group and any member of the CPW Group.  This provision shall apply in respect of all other matters (whether relating to pre-Closing or post-Closing periods).

4.2           CPW shall keep BBY Distributions informed of any negotiations with any Tax Authority regarding any Tax liability of any member of the JV Group or, in respect of any non-UK resident member of the JV Group, shall procure to the extent possible that such information is provided.  Before any Material Correspondence is submitted or Material Agreement is reached with any Tax Authority, draft copies and details of the Material Correspondence or Material Agreement shall be given by CPW (or, where applicable CPW shall procure to the extent possible that those shall be given by the relevant non-UK resident member of the JV Group) to BBY Distributions at least 15 Business Days (unless the parties agree otherwise) before the proposed submission of such Material Correspondence or conclusion of such Material Agreement.

4.3           If, within 15 Business Days of receiving details of Material Correspondence or proposed Material Agreements referred to in paragraph 4.1, BBY Distributions makes any representations to CPW, those representations shall (and, in the case of any non UK resident member of the JV Group, CPW shall procure to the extent possible that those representations shall), to the extent that they are reasonable, be reflected in the Material Correspondence or Material Agreement with the relevant Tax Authority.

5.             TAX COMMITTEE

5.1           The JV Tax Committee shall meet at intervals of not more than one calendar month.  Meetings of the JV Tax Committee may be held by way of video and/or telephone conferencing.

5.2           The JV Tax Committee shall, in good faith, consider the following matters:

(a)                                  any dispute or failure to reach agreement in respect of any matter in this Schedule 9 or any other matter relating to the Tax position of the JV Group;

(b)                                 any proposed transaction, or arrangements or agreements relating to the JV Group which may have a material impact on the Tax position of the JV Group or on any BBY Group Company or CPW Group Company in respect of but not limited to any of the aforementioned companies’ relationship with a Tax Authority or any liability to Tax of any such company;

(c)                                  any tax planning or mitigation proposals which may have a material impact on the Tax position or the reputation of any member of the JV Group or on any BBY Group Company or CPW Group Company, or on the relationship of any such person with any Tax Authority;

(d)                                 any material dispute with any Tax Authority in relation to any member of the JV Group;

5.3           All material recommendations and decisions taken by the JV Tax Committee shall be communicated to the JV Management Team or JV Board (as agreed by the parties) in an agreed written report and the JV Management Team or the JV Board (as appropriate), shall be obliged to follow the recommendations of the JV Tax Committee save where there are overriding commercial reasons for not doing so or to do so would not be in the best interests of the shareholders of BBY Hold Co and/or CPW.

5.4           If the JV Committee, having discussed any matter in good faith, fail to reach agreement in relation to any matter on Tax, the JV Tax Committee shall refer the matter for determination by an independent internationally recognised firm of chartered accountants or Attorneys or Solicitors in the relevant jurisdiction or jurisdictions in relation to which the dispute arises (the “Expert”).  The Expert shall be appointed by agreement by the majority of representatives of the JV Tax Committee.  The Expert shall decide the matter in question as an expert (and not as an arbitrator) and his decision shall be final, except in the case of manifest error in which case a different Expert shall be appointed by the agreement by the majority of representatives of the JV Tax Committee.  Both parties shall make all relevant information available to the Expert.  The costs of the Expert shall be borne by the parties in such proportions as the Expert considers to be fair and reasonable in all the circumstances.

Part B - US Tax Provisions

1.             U.S. TAX PROVISIONS

1.1           In respect of any periods after Closing, BBY Hold Co may, after consulting with CPW and taking account of its opinion, choose the U.S. tax classification for any entity within the JV Group or owned by a member of the JV Group.  In addition, to the extent BBY Hold Co desires to change the entity classification for an entity, and the only way to effect that change is to reorganize the entity into a newly created entity, CPW shall consent to that reorganization, unless CPW can identify a negative tax consequence to CPW or any other entity within the JV Group as a result of taking such action.

1.2           Under the terms of the SPA, JV Co was, prior to the Closing Date, and will be immediately after the Closing Date, considered a partnership for U.S. federal income tax purposes.  The parties hereby covenant and agree to refrain from taking any action that is inconsistent with treating JV Co as a partnership for U.S. federal income tax purposes.

1.3           JV Co will make an election under section 6231(a)(1)(B)(ii) of the Code to have the TEFRA audit provisions of subchapter C of chapter 23 of the Code apply to JV Co.   BBY Distributions shall be the “tax matters partner” within the meaning of section 6231 of the Code.

1.4           JV Co’s taxable year shall be the year ended 31 March and for purposes of determining the net profits, net losses, or any other items allocable to any period, net profits, net losses, and any such other items shall be determined on a daily, monthly, or other basis, as determined by the tax matters partner using any permissible method under section 706 of the Code and the Treasury Regulations issued thereunder.

1.5           The income, gains, taxes, deductions and credits of the JV Co shall, except as otherwise provided herein, be allocated to each of the JV Shareholders for U.S. federal income tax purposes in proportion to the Ordinary Shares owned by each JV Shareholder.

1.6           In accordance with section 704(c) of the Code and the Treasury Regulations thereunder, income, gain, loss, and deduction with respect to any property contributed to the capital of JV Co shall, solely for U.S. federal income tax purposes, be allocated among the JV Shareholders so as to take account of any variation between the adjusted basis of such property to the JV Co for U.S. federal income tax purposes and its initial Book Value.  In the event that the Book Value of any asset is subsequently adjusted in accordance with subparagraph (b) or subparagraph (d) of the definition of Book Value, any allocation of income, gain, loss, and deduction with respect to such asset shall thereafter take account of any variation between the adjusted tax basis of the asset to the JV Co and its Book Value in the same manner as under section 704(c) of the Code and the Treasury Regulations promulgated thereunder.

(a)                                  Except as provided in paragraph 1.6(b), below, JV Co shall elect to apply the “traditional method” described in Treas. Reg. § 1.704-3(b) with respect to any contributed property or any property whose Book Value is subsequently adjusted pursuant to subparagraph (b) or subparagraph (d) of the definition of Book Value.

(b)                                 Notwithstanding the immediately preceding sentence, the parties agree and understand that a section 754 election was made for JV Co and applied to the sale of the 50% interest in the JV Co that occurred on the closing of the SPA.  As a result of that election, BBY Distributions was entitled to increase the basis in one-half of the property owned by JV Co for U.S. federal income tax purposes.  The parties hereby agree that JV Co shall elect to apply the “remedial method” described in Treas. Reg. §1.704-3(d) with respect to any asset subject to section 197(f) of the Code for U.S. federal income tax purposes.

(c)                                  Allocations pursuant to this paragraph 1.6 are solely for purposes of U.S. federal, state and local taxes and shall not affect, or in any way be taken into account in computing, any JV Shareholder’s share of net profits, net losses, or distributions pursuant to any provision of this Agreement.

1.7           If any gain recognized on the disposition of the JV Co’s property represents “recapture” of previously allocated deductions by virtue of the application of Section 1245 of the Code or Section 1250 of the Code (“Recapture Gain”), such Recapture Gain shall be allocated, solely for income tax purposes, in accordance with Treas. Reg. §1.1245-1(e)(2) and Treas. Reg. § 1.1250-1(f).

1.8           Tax credits and tax credit recapture and any similar items shall be allocated (solely for US. federal income tax purposes) among the JV Shareholders in a manner determined by the tax matters member, provided such allocation is in compliance with the Code and regulations issued pursuant thereto (including, without limitation, Treas. Reg. § 1.704-1(b)(4)(ii)).

1.9           CPW undertakes that it will not, and undertakes that it will procure that each CPW Group Company and member of the JV Group will not, take any action which so far as it is aware could result in any income, profit or gains of any member of the JV Group (other than the US Subsidiary) or any BBY Group Company being subject to Tax in the US.

1.10         The parties acknowledge and agree that, by virtue of BBY Distribution’s ownership of the JV Group, certain U.S. tax and information filings will have to be prepared for the members of the JV Group as required under the Code for which CPW will have responsibility under paragraph 1.1 of Part A of Schedule 8.  As such, the parties agree to cooperate to share such information as is required in order to enable the timely filing of those returns.

1.11         Where under this paragraph any member of the JV Group is required to take, enter into election or take any other action for US tax purposes, BBY Hold Co shall set out in writing any such action that is required and give the relevant member of the JV Group reasonable notice of such action.

1.12         BBY Hold Co shall indemnify, or procure that the relevant JV Co or any member of the CPW Group is indemnified in respect of any Tax liability incurred by any member of the JV Co Group or the CPW Group as a result of taking such action.

1.13         BBY Distributions agrees to consult with CPW to the extent the provisions in this Part B cause any UK tax or other non-US tax issues for JV Co or the JV Group and BBY Distributions and CPW will work together to ensure that the JV Co and the JV Group remain as tax efficient as possible; provided that the provisions in this Part B shall not force the JV Co or the JV Group into actions that cause material tax inefficiencies for any of the relevant companies outside the US.

Part C - Definitions

“Book Value” means with respect to any asset, the asset’s adjusted basis for federal income tax purposes, except as follows:

(a)           The initial Book Value of any asset contributed by a JV Shareholder to the JV Co shall be the gross fair market value of such asset, and such value shall be determined by the tax matters partner.

(b)           The Book Values of all JV Co assets shall be adjusted to equal their respective gross fair market values, as determined by the tax matters partner, as of the following times: (i) the acquisition of any additional interest in the JV Co by any new or existing JV Shareholder either in exchange for more than a de minimis capital contribution or in exchange for the provision of services for the benefit of the JV Co; (ii) the distribution by JV Co to a JV Shareholder of more than a de minimis amount of JV Co property, unless all JV Shareholders receive simultaneous distributions of undivided interests in the distributed property in proportion to their interests in the JV Co; and (iii) the liquidation of the JV Co within the meaning of Treas. Reg. § 1.704-1(b)(2)(ii)(g).

(c)           The Book Value of any JV Co asset distributed to any JV Shareholder shall be adjusted to equal the gross fair market value, as determined by the tax matters partner, of such asset on the date of distribution.

(d)           The Book Values of JV Co assets shall be increased (or decreased) to reflect any adjustments to the adjusted basis of such assets pursuant to sections 734(b) or 743(b) of the Code, but only to the extent that such adjustments are taken into account in determining capital accounts pursuant to Treas. Reg. § 1.704-1(b)(2)(iv)(m).

If the Book Value of an asset has been determined or adjusted pursuant to subparagraphs (a), (b), or (d), such Book Value shall thereafter be adjusted by the depreciation or amortization taken into account with respect to such asset for purposes of computing net profits and net losses;

“Code” means the United States Internal Revenue Code of 1986, as amended;

“JV Tax Committee” means the tax committee consisting of two representatives of  BBY Distributions and two representatives of CPW or such number or representatives of BBY Distributions  and CPW as CPW and BBY Distributions agree as long as there are always the same number of representatives of BBY Distributions and CPW (including a secretary to be appointed by agreement between the parties);

“Material Agreement” means any agreement with any Tax Authority which may be of material importance to any member of the JV Group or any BBY Group Company as regards the relationship with any Tax Authority, or the liability to Tax, of any member of the JV Group or any BBY Group Company;

“Material Correspondence” means any correspondence with any Tax Authority which may be of material importance to any member of the JV Group or any BBY Group Company as regards the relationship with any Tax Authority, or the liability to Tax, of any member of the JV Group or any BBY Group Company;

“Relief” has the meaning given in Schedule 7 to the SPA.

EXECUTION PAGE

EXECUTED AND DELIVERED by the parties as a deed and witnessed on the date hereof.

EXECUTED as a DEED by

THE CARPHONE WAREHOUSE

GROUP PLC

acting by:	Director /s/ ROGER TAYLOR

Director/Secretary /s/ TIM MORRIS

EXECUTED as a DEED by

CPW RETAIL HOLDINGS

LIMITED

acting by:	Director /s/ ROGER TAYLOR

Director/Secretary /s/ TIM MORRIS

EXECUTED as a DEED by

BEST BUY CO., INC.

acting by:	Director /s/ ROBERT A. WILLETT

Director/Secretary /s/ ROBERT A. WILLETT

EXECUTED as a DEED by

BEST BUY DISTRIBUTIONS LIMITED

acting by:	Director /s/ ROBERT A. WILLETT

Director/Secretary /s/ ROBERT A. WILLETT